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                                                                     EXHIBIT 4.1


                                                                               1

                  FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 5, 1998, among AMERICAN MEDIA OPERATIONS, INC. (formerly known as Enquirer/Star, Inc.), a Delaware corporation (the "COMPANY"), the Subsidiaries signatories hereto, the banks and other financial institutions from time to time parties to this Agreement (collectively, the "BANKS"; individually, a "BANK"), and THE CHASE MANHATTAN BANK ("CHASE"), as agent for the Banks hereunder (in such capacity, the "AGENT").

                              W I T N E S S E T H :
                              ---------------------

                  WHEREAS, the Company, certain banks and Chemical Bank (as predecessor to Chase, "CHEMICAL"), as agent for such banks, are parties to the Third Amended and Restated Credit Agreement, dated as of November 10, 1994, among the Company, certain banks and other financial institutions (the "EXISTING BANKS"), and Chemical as agent for the Existing Banks, and as further amended (the "EXISTING CREDIT AGREEMENT"), pursuant to which the Existing Banks have made term loans to the Company which are outstanding on the date hereof in the aggregate principal amount of $261,401,306 (the "EXISTING TERM LOANS") and have agreed to make revolving credit loans to the Company from time to time in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding (the "EXISTING REVOLVING CREDIT LOANS");

                  WHEREAS, the Company has requested that the Existing Credit Agreement be amended and restated to, among other things, (a) extend the final maturity and restructure the amortization schedule of the Existing Term Loans,
(b) extend the availability of the revolving credit facility provided for thereunder, (c) expand the permitted uses of the proceeds of such loans, and (d) provide for certain other amendments as set forth herein; and

                  WHEREAS, certain of the Existing Banks (the "CONTINUING BANKS") and the Agent have so agreed to amend and restate the Existing Credit Agreement, and certain other banks (the "NEW BANKS") have agreed to become parties hereto;

                  NOW, THEREFORE, the parties hereto agree that, effective on the Closing Date (as hereinafter defined), the Existing Credit Agreement shall be amended and restated to read in its entirety as follows:



SECTION 1  DEFINITIONS.

                  1.1 DEFINED TERMS. As used in this Agreement, terms defined in the caption and recitals hereto shall be used as so defined, and the following terms have the following meanings (such definitions, and the definitions of all other terms defined herein, to be equally applicable to both the singular and the plural forms of the terms defined):






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                                                                               2



                  "ABR LENDING OFFICE": initially, the office of each Bank designated as such in Schedule I; thereafter, such other office of such Bank, if any, located within the United States which shall be making or maintaining ABR Loans.

                  "ABR LOAN": a Loan that bears interest at a rate based upon the Alternate Base Rate.

                  "ADDITIONAL AMOUNT": as defined in subsection 2.16(b).

                  "AFFILIATE": as applied to any Person, a spouse or immediate relative of such Person, any member, director, officer or partner of such Person, any corporation, association, firm or other entity of which such Person is a member, director, officer or partner, and any other Person (other than a Subsidiary) directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes hereof, the "immediate relative" of any Person shall mean the parents, grandparents, children, grandchildren, siblings, aunts, uncles, nieces and nephews of such Person and any spouse of any of the foregoing, and a Person shall be deemed to be "controlled by" another Person if the latter Person possesses, directly or indirectly, power either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of the former Person or (b) direct or cause the direction of the management and policies of the former Person whether by contract or otherwise.

                  "AFTER TAX OPERATING CASH FLOW": for any period, Operating Cash Flow for such period after deducting therefrom the amount of taxes actually paid in cash during such period by the Company and its Restricted Subsidiaries.

                  "AGENT": as defined in the Preamble hereto.

                  "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                  "ALTERNATE BASE RATE": at a particular date, the higher of (a) the rate of interest publicly announced by Chase in New York City from time to time as its reference rate and (b) 1/2 of 1% above the rate set forth for such date opposite the caption "Federal Funds (Effective)" in the weekly statistical release designated as "H.15 (519)", or any successor publication, published by the Board of Governors of the Federal Reserve System. The reference rate is not intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors.

                  "APPLICABLE COMMITMENT FEE RATE": with respect to any payment of commitment fees pursuant to subsection 2.8(a) or (b), the rate per annum set forth below opposite the Leverage Ratio of the Company in respect of the Margin Period in which is included the date of such payment:


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                                                                               3



 Leverage Ratio                                           Commitment Fee
 --------------                                           --------------
 Greater than                                             .500%
 or equal to
 5.0 to 1.0

 Greater than                                             .375%
 or equal to
 4.00 to 1.0 but
 less than 5.0 to 1.0

 Less than                                                .250%;
 4.0 to 1.0


         PROVIDED, HOWEVER, that until the Margin Period relating to the fiscal quarter ending June 29, 1998, the Applicable Commitment Fee Rate shall be .375%.

                  "APPLICABLE MARGIN": for each Margin Period, the rate per annum for the relevant type of Loan set forth below opposite the Leverage Ratio of the Company for such Margin Period in accordance with the provisions of subsection 2.19(a):

 Leverage Ratio                        ABR Loans                Eurodollar Loans

 Greater than
 or equal to                           .75%                           1.75%
 5.0 to 1.0

 Greater than or equal to              .50%                           1.50%
 4.50 to 1.0 but less than
 5.0 to 1.0

 Greater than or equal to              .25%                           1.25%
 4.0 to 1.0 but less than 4.5 to
 1.0

 Greater than or equal to              0%                             1.00%
 3.5 to 1.0 but less than
 4.0 to 1.0

 Greater than or equal to              0%                             .875%
 3.0 to 1.0 but less than
 3.5 to 1.0

 Less than 3.0 to 1.0                  0%                             .750%

         PROVIDED, HOWEVER, that until the Margin Period relating to the fiscal quarter ending June 29, 1998, the Applicable Margin shall be .50% for ABR Loans and 1.50% for Eurodollar Loans, and PROVIDED, FURTHER, that if at any time the Company shall fail to deliver the financial statements required by subsection 5.1(b) for any fiscal quarter or the related Applicable Margin Certificate required by subsection 5.1(i) on or before the date such statements and Certificate are required to be delivered pursuant to such subsections, the Leverage Ratio shall be deemed for purposes of this definition to be greater than 5.0 to


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                                                                               4




         1.0 for the period which commences five Business Days after such required date of delivery and ends on the date which is five Business Days after such financial statements and Certificate are actually delivered (a "LATE DELIVERY PERIOD"), after which the Applicable Margin for the remainder of such Margin Period shall be determined in accordance with the preceding schedule (subject, nevertheless, to the overriding provisions of this proviso insofar as this proviso may apply to any other then delinquent financial statements and/or Applicable Margin Certificate) and PROVIDED, FURTHER, that if, when delivered, such statements and Certificate shall support a determination of an Applicable Margin for such Late Delivery Period which is less than that determined therefor in accordance with the foregoing proviso, the Applicable Margin for such period shall be retroactively reduced to such lesser amount.

                  "APPLICABLE MARGIN CERTIFICATE": as defined in subsection 5.1(i).

                  "ASSET SALE" any sale, assignment, sale and leaseback, conveyance, transfer or other disposition (a "DISPOSITION") of property or assets or series of related Dispositions of property or assets (excluding any such Disposition permitted by clause (a), (b) or (c) of subsection 6.8).

                  "ASSIGNMENT AND ACCEPTANCE": an assignment and acceptance to be entered into by a Bank and an assignee, substantially in the form of Exhibit F.

                  "AVAILABLE REVOLVING CREDIT COMMITMENT": as to any Bank, an amount equal to the excess, if any, of (a) the amount of such Bank's Revolving Credit Commitment at such time over (b) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Bank.

                  "BANK": as defined in the Preamble hereto.

                  "BORROWING DATE": any Business Day, as the case may be, specified in a notice pursuant to subsection 2.7 as a date on which the Company requests (or is deemed to have requested) the Banks to make Term Loans or Revolving Credit Loans.

                  "BUDGET": for a fiscal year, the budget of the Company for such fiscal year prepared in accordance with subsection 5.1(e).

                  "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "BV":  BVIII and BVIIIA, collectively.

                  "BVIII": Boston Ventures Limited Partnership III, a Massachusetts limited partnership.

                  "BVIIIA": Boston Ventures Limited Partnership IIIA, a Massachusetts limited partnership.

                  "CAPITAL EXPENDITURE": the amount of any expenditure made or obligation incurred, directly or indirectly, in connection with the acquisition or construction of fixed assets, real property or equipment to the extent such amount is required in accordance with GAAP to be added as a debit to the fixed asset account of the Person making such expenditure or incurring such obligation.

                  "CAPITAL LEASE": any lease of property (real, personal or mixed) which in accordance with GAAP should be capitalized on the lessee's balance sheet.

                  "CAPITAL STOCK": any and all shares, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                  "CASH EQUIVALENTS": investments of the types permitted under subsection 6.3(c).

                  "CHANGE OF CONTROL": any of the following events:

                  (1) BVIII, BVIIIA and Macfadden, collectively, shall cease to own, directly or indirectly, free and clear of Liens other than Media Permitted Liens on a fully diluted basis, shares of Capital Stock of Media having an aggregate economic interest on liquidation of at least 15%, PROVIDED that, for purposes of this clause (1), BVIII and BVIIIA shall be deemed to own shares of Capital Stock of Media transferred to their limited partners so long as BVIII or BVIIIA retains the exclusive power to vote, or to direct the voting of, such Capital Stock of Media;

                  (2) any Person or any group of Persons acting together (other than BVIII, BVIIIA or Macfadden) owns, directly or indirectly, stock representing the same percentage or a greater percentage of any stock having voting power with respect to Media as is owned by BVIII, BVIIIA and Macfadden, collectively;

                  (3) during any period of twelve consecutive months, individuals who at the beginning of such period constituted Media's Board of Directors (together with any new or replacement directors whose election by Media's Board of Directors, or whose nomination for election by Media's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

                  (4) Media shall cease to own, on a fully diluted basis, in the aggregate all the outstanding shares of each class of Capital Stock of the Company free and clear of Liens (except Liens created by the Media Pledge Agreement); or

                  (5) any holder of Subordinated Debt shall elect to have any such Subordinated Debt repurchased following any Change of Control Triggering Event (as defined in the Senior Subordinated Indebtedness 1992 Indenture) or any Change of Control (as defined in the Senior Subordinated Indebtedness 1994 Indenture), PROVIDED that a Change of Control under this clause (5) shall not be deemed to occur until the date that is five Business Days prior to the Purchase Date (as defined in the Senior Subordinated Indebtedness 1992 Indenture and the Senior Subordinated Indebtedness 1994 Indenture, as applicable).

                  "CHASE":  as defined in the Preamble hereto.

                  "CHEMICAL":  as defined in the Recitals hereto.

                  "CLOSING DATE": the first day (provided that such day shall occur no later than June 30, 1998) on which (a) the Agent shall have determined that the conditions precedent set forth in Section 4 have been satisfied and (b) this Agreement shall have been executed by the parties hereto.

                  "CODE": the Internal Revenue Code of 1986, as amended from time to time.

                  "COLLATERAL":  as defined in the Security Agreement.

                  "COMMITMENT LETTER DATE":  May 4, 1998.

                  "COMMITMENTS": the collective reference to the Term Loan Commitments and the Revolving Credit Commitments; individually as to any Bank, its "COMMITMENT".

                  "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

                  "COMPANY":  as defined in the Recitals hereto.

                  "COMPANY PLEDGE AGREEMENT": the Amended and Restated Pledge Agreement to be executed and delivered by the Company in favor of the Agent substantially in the form of Exhibit H-1, as the same may be amended, supplemented or otherwise modified from time to time (including, without limitation, pursuant to subsection 9.12).

                  "CONTINUING BANKS":  as defined in the Recitals hereto.

                  "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, contract, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                  "CREDIT DOCUMENTS": collectively, this Agreement, the Notes and the Security Documents.

                  "CREDIT PARTY": any party to any of the Credit Documents other than the Banks and the Agent.

                  "DEFAULT": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "DOLLARS" and "$": dollars in lawful currency of the United States of America.

                  "ENVIRONMENTAL LAWS": any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability standards of conduct concerning any Hazardous Materials or environmental protections, as now or may at any time hereafter be in effect, including, without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, together, in each case, with each amendment thereto, and the regulations adopted and publications promulgated thereunder and all substitutions therefor.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "EURODOLLAR LENDING OFFICE": initially, the office at each Bank designated as such in Schedule I; thereafter, such other office of such Bank, if any, which shall be making or maintaining Eurodollar Loans as designated as such from time to time in a notice from such Bank to the Agent.

                  "EURODOLLAR LOAN": a Loan that bears interest at a rate based upon the LIBO Rate.

                  "EVENT OF DEFAULT": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "EXISTING BANKS": as defined in the Recitals hereto.

                  "EXISTING CREDIT AGREEMENT": as defined in the Recitals hereto.

                  "EXISTING REVOLVING CREDIT LOANS": as defined in the Recitals hereto.

                  "EXISTING TERM LOANS": as defined in the Recitals hereto.

                  "FISCAL YEAR": when used with respect to any year, the fiscal year of the Company ending on the last Monday in March of such year or such other fiscal year of the Company permitted pursuant to subsection 6.12.

                  "GAAP": generally accepted accounting principles as defined by the Financial Accounting Standards Board as from time to time in effect; PROVIDED, HOWEVER, that for purposes of computing the Applicable Margin and compliance with the covenants contained in
         Section 6 and the related definitions, "GAAP" shall mean said principles as in effect on December 31, 1997 and as applied by the Company in the preparation of its financial statements for the fiscal period ended December 31, 1997 referred to in subsection 3.1 and consistently followed.

                  "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

                  "GUARANTEE": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if such Guarantee is limited by its terms to a lesser amount, such lesser amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

                  "HAZARDOUS MATERIALS": any hazardous materials, hazardous wastes, hazardous or toxic substances, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, gasoline and any other petroleum products, including crude oil or any fraction thereof, and materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

                  "INDEBTEDNESS": as applied to any Person, (i) all items (except items of capital stock or capital or paid-in surplus or of retained earnings or the equivalent thereto in the case of a corporation) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date of which Indebtedness is to be determined, including, without limitation, any Capital Lease (provided that in no event shall deferred subscription income be treated as Indebtedness for purposes of this definition), (ii) all indebtedness secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed by such Person, and (iii) all indebtedness of others with respect to which such Person has provided a Guarantee or otherwise has agreed to become directly or indirectly liable.

                  "INDEBTEDNESS FOR BORROWED MONEY": as applied to any Person, all Indebtedness of such Person evidenced by any note, bond, debenture or other instrument or in respect of borrowed money, any Capital Lease or any portion of the purchase price of property or services that is deferred for a period of one year or more from the date of purchase.

                  "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

                  "INSOLVENT": pertaining to a condition of Insolvency.

                  "INTEREST EXPENSE": for any period, the aggregate amount (determined in accordance with GAAP on a consolidated basis) of interest excluding amortization of deferred debt costs (or, in the case of Capital Leases, the interest component of lease payments) deducted in determining Net Income for such period, including, without limitation, to the extent required in accordance with GAAP to be included in the computation of interest for such period, amounts payable or receivable under interest rate hedge agreements.

                  "INTEREST PAYMENT DATE": (a) as to any ABR Loan, the last day of each March, June, September and December, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period, and (c) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period in excess of three months, the last day of each March, June, September and December during such Interest Period and the last day of such Interest Period.

                  "INTEREST PERIOD":  with respect to any Eurodollar Loan:

                                    (a) the period commencing on the Borrowing
                  Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or (subject to the availability of eurodollar funds for such period as determined by the Required Banks in their sole discretion) nine or twelve months thereafter, as selected by the Company in its notice of borrowing as provided in subsection 2.7 or its notice of conversion as provided in subsection 2.14, as the case may be; and

                                    (b) thereafter, each period commencing on
                  the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or (subject to the availability of eurodollar funds for such period as determined by each of the Required Banks in their sole discretion) nine or twelve months thereafter, as selected by the Company by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

         PROVIDED that the foregoing provisions relating to Interest Periods are subject to the following:

                                    (A) if any Interest Period would otherwise
                  end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                                    (B) any Interest Period that begins on the
                  last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                                    (C) if any Interest Period for a Term Loan
                  would otherwise extend beyond a Term Loan Installment Payment Date, then (x) the Interest Period for the principal amount (if any) of the Term Loans required to be repaid on such date shall end on such date and (y) the remainder (if any) of each such Loan shall have an Interest Period determined in accordance with the other provisions of this definition; and

                                    (D) any Interest Period with respect to the
                  Term Loans or the Revolving Credit Loans that would otherwise extend beyond the final Term Loan Installment Payment Date or the Revolving Credit Commitment Termination Date, as the case may be, shall end on such Term Loan Installment Payment Date or Revolving Credit Commitment Termination Date, as applicable.

                  "INTEREST RATE HEDGE ARRANGEMENT": any interest rate swap agreement, interest rate cap agreement, interest rate future, interest rate option or other interest rate hedge arrangement to or under which the Company is a party or a beneficiary.

                  "LEASE": any lease or other periodic payment arrangement with respect to the use of tangible property (real, personal or mixed).

                  "LEVERAGE RATIO": in respect of any Margin Period, the ratio of (a) the aggregate principal amount or accreted value, as the case may be, of Total Debt outstanding on the last day of the fiscal quarter to which such Margin Period relates to (b) two times the Operating Cash Flow for the two consecutive fiscal quarters ending on the last day of the fiscal quarter to which such Margin Period relates.

                  "LEVERAGE TEST": at any time, the ratio of (a) the aggregate principal amount or accreted value, as the case may be, of Total Debt then outstanding to (b) Operating Cash Flow for the then most recently ended period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Banks pursuant to subsection 5.1.

                  "LIBO RATE": with respect to each Interest Period pertaining to the Eurodollar Loans, the rate per annum equal to the average (rounded upwards to the nearest whole multiple of 1/100 of one percent) of the respective rates notified to the Agent by the Reference Banks as the rate at which each of their Eurodollar Lending Offices is offered Dollar deposits two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted at or about 10:00 A.M., New York City time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount equal to the amount of the Eurodollar Loans of such Reference Bank to be outstanding during such Interest Period.

                  "LIEN": any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

                  "LOANS": the collective reference to the Term Loans and the Revolving Credit Loans.

                  "MACFADDEN": Peter J. Callahan, Maynard Rabinowitz and Michael
         J. Boylan, collectively.

                  "MARGIN PERIOD": in relation to any fiscal quarter, (1) with respect to ABR Loans, the period which (i) commences five Business Days after the date of delivery to the Agent of the financial statements required by subsection 5.1(b) for such quarter and the related Applicable Margin Certificate required by subsection 5.1(i), and (ii) ends four Business Days after the date of delivery to the Agent of such financial statements and related Applicable Margin Certificate for the next succeeding fiscal quarter and (2) with respect to Eurodollar Loans, each Interest Period which commences during the period described in clause (1) of this definition, PROVIDED that, for each Type of Loan, the first such Margin Period shall commence on the Closing Date and shall end on the first date upon which a Margin Period for such Type of Loans shall commence in accordance with the foregoing provisions of this definition.

                  "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Company or any other Credit Party to perform its obligations under this Agreement, the Notes or the other Credit Documents or (c) the validity or enforceability of this Agreement, any of the Notes or the other Credit Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

                  "MEDIA": American Media, Inc. (formerly known as Enquirer/Star Group, Inc.), a Delaware corporation.

                  "MEDIA PERMITTED LIENS": Liens on no more than 2,175,000 shares of Class A and/or Class C stock of Media pledged by GP Group Acquisition Limited Partnership, and its successors in interest from time to time, to secure its Guarantee of the obligations of Macfadden Publishing, Inc. to Fleet Bank in an aggregate amount of no more than $9,600,000 or Liens in favor of BVIII, BVIIIA or Macfadden.

                  "MEDIA PLEDGE AGREEMENT": the Third Amended and Restated Pledge Agreement, substantially in the form of Exhibit H-2, to be executed and delivered by Media in favor of the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

                  "MORTGAGE": the Mortgage, dated October 4, 1989, executed and delivered by SOM Publishing, Inc. pursuant to the Original Credit Agreement, as the same has been and hereafter may be amended, supplemented or otherwise modified from time to time (including, without limitation, pursuant to the Mortgage Supplement).

                  "MORTGAGE SUPPLEMENT": the Mortgage Supplement, substantially in the form of Exhibit G, to be executed and delivered by SOM Publishing, Inc..

                  "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "NATIONAL ENQUIRER": National Enquirer, Inc., a Florida corporation and a wholly owned Subsidiary of the Company.

                  "NET CASH PROCEEDS": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

                  "NET INCOME": for any period, the consolidated net income (or loss), excluding extraordinary, non-recurring and other similar unusual items, of the Company and its Restricted Subsidiaries for such period, determined in accordance with GAAP.

                  "NEW BANKS": as defined in the Recitals hereto.

                  "NON-EXCLUDED TAXES": as defined in subsection 2.20.

                  "NOTES": the collective reference to the Term Loan Notes and the Revolving Credit Notes.

                  "OBLIGATIONS": (a) all indebtedness, obligations and liabilities of the Company and the other Credit Parties to the Banks and the Agent incurred under or arising out of or in connection with this Agreement, the Notes and the other Credit Documents, whether for principal, interest (including, without limitation, interest accruing after the commencement of any bankruptcy, reorganization, insolvency or other similar proceeding with respect to the Company, whether or not such interest constitutes an allowed claim in such proceeding), fees, expenses or otherwise and (b) all obligations and liabilities of the Company to any Bank under or in connection with any Interest Rate Hedge Agreement.

                  "OPERATING CASH FLOW": for any fiscal period, the sum of Net Income for such fiscal period, PLUS the sum of (i) Interest Expense,
         (ii) writeoffs of assets, (iii) depreciation and amortization of intangibles, (iv) taxes, (v) all other non-cash charges, (vi) management fees permitted to be paid as set forth in subsection 6.9 and
         (vii) expenses incurred pursuant to the Company's profit sharing plan, in each case, to the extent deducted in determining such Net Income, MINUS net non-operating income (net of non-operating expense), including interest income.

                  "OPERATING LEASE": any Lease other than a Capital Lease.

                  "ORIGINAL CREDIT AGREEMENT": the Credit Agreement, dated as of June 7, 1989, among the Company, Chemical and certain banks, as the same has been amended, amended and restated, supplemented or otherwise modified from time to time.

                  "PARTICIPANTS": as defined in subsection 9.6(b).

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "PERSON": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "PLAN": at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "PLEDGE AGREEMENTS": the Media Pledge Agreement, the Company Pledge Agreement and the Retail Marketing Pledge Agreement.

                  "PROPERTIES":  as defined in subsection 3.26.

                  "PURCHASING BANKS":  as defined in subsection 9.6(c).

                  "RECOVERY EVENT": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Restricted Subsidiaries.

                  "REFERENCE BANKS": Chase, Bank Boston, N.A., and The Bank of New York.

                  "REGISTER": as defined in subsection 9.6(d).

                  "REINVESTMENT DEFERRED AMOUNT": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to subsection 2.10(b) as a result of the delivery of a Reinvestment Notice.

                  "REINVESTMENT EVENT": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

                  "REINVESTMENT NOTICE": a written notice executed by a Responsible Officer of the Company stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

                  "REINVESTMENT PREPAYMENT AMOUNT": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Company's business.

                  "REINVESTMENT PREPAYMENT DATE": with respect to any Reinvestment Event, the date occurring twelve months after such Reinvestment Event.

                  "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

                  "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. 2615.

                  "REQUIRED BANKS": at any particular time, Banks the aggregate of

                           (a) the Term Loan Commitments of which (or, at any time after the Term Loan Commitments shall have expired, terminated or been fully utilized, the Term Loans of which), and

                           (b) the Revolving Credit Commitments of which (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the Revolving Credit Loans of which), constitute at least 51% of the sum of

                           (x) the Term Loan Commitments (or, at any time after the Term Loan Commitments shall have expired, terminated or been fully utilized, the Term Loans), and

                           (y) the Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the Revolving Credit Loans),

                  "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws, corporation agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

                  "RESPONSIBLE OFFICER": as to any Person, the chief executive officer, the president, the chief financial officer or any vice president of such Person.

                  "RESTRICTED PAYMENT": (a) any payment by the Company of a dividend on, or any payment by the Company or any Subsidiary on account of the purchase, redemption or retirement of, or any other distribution on, any share of any class of the Capital Stock of the Company (including any such payment or distribution in cash or in property or obligations of the Company or any Subsidiary) and (b) any payment, prepayment or recoupment on or in respect of Subordinated Debt (including, without limitation, by application of any right of set off), or any purchase, redemption, retirement, defeasance or other acquisition of Subordinated Debt, direct or indirect, by deposit of monies or otherwise.

                  "RESTRICTED SUBSIDIARY": any Subsidiary of the Company that is not an Unrestricted Subsidiary, including, without limitation, each Subsidiary of the Company that is listed as a Restricted Subsidiary on
         Schedule II.

                  "RETAIL MARKETING": Retail Marketing Network, Inc.

                  "RETAIL MARKETING PLEDGE AGREEMENT": the Pledge Agreement to be executed and delivered by Distribution Services, Inc. in favor of the Agent substantially in the form of Exhibit H-3, as the same may be amended, supplemented or otherwise modified from time to time.

                  "REVOLVING CREDIT COMMITMENT": as defined in subsection
         2.4(a).

                  "REVOLVING CREDIT COMMITMENT PERCENTAGE": as to any Bank at any time, the percentage of the aggregate Revolving Credit Commitments then represented by such Bank's Revolving Credit Commitment (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage of the aggregate Revolving Credit Loans then represented by such Bank's Revolving Credit Loans).

                  "REVOLVING CREDIT COMMITMENT PERIOD": the period from and including the Closing Date to but excluding the Revolving Credit Commitment Termination Date.

                  "REVOLVING CREDIT COMMITMENT TERMINATION DATE": March 31,
         2004.

                  "REVOLVING CREDIT LOANS": as defined in subsection 2.4.

                  "REVOLVING CREDIT NOTE": as defined in subsection 2.5.

                  "REVOLVING CREDIT REQUIRED BANKS": at a particular time, Banks the Revolving Credit Commitment Percentages of which aggregate at least 51%.

                  "SECURITY AGREEMENT": the Security Agreement, dated as of June 7, 1989, executed and delivered by the Company and each of its Subsidiaries in favor of the Agent substantially in the form of Exhibit C to the Original Credit Agreement, as the same has been and hereafter may be amended, supplemented or otherwise modified from time to time (including, without limitation, pursuant to subsection 9.12).

                  "SECURITY DOCUMENTS": collectively, the Security Agreement, the Mortgage, the Pledge Agreements and the Subsidiary Guarantee.

                  "SENIOR SUBORDINATED 1992 INDEBTEDNESS": Indebtedness for Borrowed Money of the Company in the aggregate initial principal amount of $100,000,000 evidenced by the Senior Subordinated Notes Due 2002 issued pursuant to the Senior Subordinated Indebtedness 1992 Indenture.

                  "SENIOR SUBORDINATED 1994 INDEBTEDNESS": Indebtedness for Borrowed Money of the Company in the aggregate initial principal amount of $200,000,000 evidenced by the Senior Subordinated Notes Due 2004 of the Company issued pursuant to the Senior Subordinated Indebtedness 1994 Indenture.

                  "SENIOR SUBORDINATED INDEBTEDNESS 1992 INDENTURE": the Indenture dated as of May 1, 1992 between the Company and the United States Trust Company of New York, as trustee, with respect to the Senior Subordinated Notes Due 2002 of the Company.

                  "SENIOR SUBORDINATED INDEBTEDNESS 1994 INDENTURE": the Indenture dated as of November 1, 1994 between the Company and the United States Trust Company of New York, as trustee, with respect to the Senior Subordinated Notes Due 2004 of the Company.

                  "SENIOR SUBORDINATED NOTES DUE 2002": the 10 3/8% Senior Subordinated Notes Due 2002 of the Company.

                  "SENIOR SUBORDINATED NOTES DUE 2004": the 11.63% Senior Subordinated Notes Due 2004 of the Company.

                  "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "SOAP OPERA NEWS": the Soap Opera News division of SOM Publishing, Inc.

                  "SOLVENT": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount that will be required to pay all "liabilities of such Person, contingent or otherwise", as of such date (as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors) as such liabilities become absolute and matured, (b) such

         Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (c) such Person will be able to pay its debts as they mature, taking into account the timing of and amounts of cash to be received by such Person and the timing of and amounts of cash to be payable on or in respect of indebtedness of such Person; in each case after giving effect to (A) as of the Closing Date, the making of the Loans to be made on the Closing Date and to the application of the proceeds of such Loans and (B) on any date after the Closing Date, the making of any Loan to be made on such date, and to the application of the proceeds of such Loan. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                  "SUBORDINATED DEBT": the Senior Subordinated 1992 Indebtedness and the Senior Subordinated 1994 Indebtedness or any other unsecured and unguaranteed Indebtedness of the Company all the net proceeds of which are used to repay all or a portion of the Senior Subordinated 1992 Indebtedness and/or the Senior Subordinated 1994 Indebtedness and related premiums, fees and expenses and which (1) matures in accordance with a schedule no more advanced than that provided for in the Senior Subordinated Indebtedness 1994 Indenture, (2) contains covenants and other provisions no more restrictive on the Company than those contained in the Senior Subordinated Indebtedness 1994 Indenture, as determined by the Required Banks in their reasonable judgment (and acknowledged by them in writing in advance of any such repayment) and
         (3) contains provisions for the subordination of the principal of and interest on (and any other obligations of the Company in respect of) such Indebtedness to the prior payment in full of the principal of and interest (including all post-petition interest, whether or not such interest constitutes an allowed claim in any bankruptcy or reorganization proceeding) on the Loans and penalties, fees, indemnifications, reimbursements, damages and other obligations and liabilities payable under this Agreement and the collateral documents delivered pursuant thereto on terms and conditions no less favorable to the Banks, as determined by the Required Banks in their reasonable judgment (and acknowledged by them in writing in advance of any repayment), than those contained in the Senior Subordinated Indebtedness 1994 Indenture; PROVIDED that the Agent and each Bank shall have received (a) copies of all draft documentation in respect of such Indebtedness, promptly upon the distribution thereof and (b) final form copies of such documentation prior to the execution thereof.

                  "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified herein, each reference to the term Subsidiary shall be to a Subsidiary of the Company.

                  "SUBSIDIARY GUARANTEE": the joint and several Guarantee, dated as of June 7, 1989, executed and delivered by each Restricted Subsidiary of the Company in favor of the Agent substantially in the form of Exhibit I of the Original Agreement as the same has been or hereafter may be amended, supplemented or otherwise modified from time to time (including, without limitation, pursuant to subsection 9.12).

                  "SUPER-MAJORITY BANKS": Banks the aggregate then outstanding principal amount of the Term Loans of which and the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the Revolving Credit Loans) of which constitute at least 85% of the sum of the aggregate unpaid principal amount of the Term Loans and the aggregate amount of the Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the Revolving Credit Loans).

                  "TERM LOAN":  as defined in Section 2.1(a).

                  "TERM LOAN COMMITMENTS": as to any Bank, its obligation to make and/or continue Term Loans to the Company pursuant to subsection 2.1(a) in the aggregate amount referred to therein.

                  "TERM LOAN INSTALLMENT PAYMENT DATE": as defined in subsection 2.3.

                  "TERM LOAN NOTES": as defined in subsection 2.2.

                  "TERM LOAN PERCENTAGE": as to any Bank at any time, the percentage of the aggregate Term Loan Commitments then represented by such Bank's Term Loan Commitment (or, at any time after the Term Loan Commitments shall have expired, terminated or been fully utilized, the percentage of the aggregate Term Loans then represented by such Bank's Term Loans).

                  "TERM LOAN REQUIRED BANKS": at any time, Banks the Term Loan Percentages of which aggregate at least 51%.

                  "TERM NOTE":  as defined in subsection 2.2.

                  "TOTAL DEBT": all Indebtedness for Borrowed Money of the Company and its Restricted Subsidiaries.

                  "TOTAL DEBT SERVICE": for any period, all scheduled payments of principal (including any such scheduled payment of the Term Loans optionally prepaid pursuant to subsection 2.3(b) prior to the scheduled due date thereof), Interest Expense and commitment fees, in each case with respect to Total Debt during such period.

                  "TRANCHE": each set of Eurodollar Loans having the same Interest Period.

                  "TRANSFEREE": as defined in subsection 9.6(f).

                  "TYPE": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                  "UNRESTRICTED SUBSIDIARY": any Subsidiary of the Company that is listed as an Unrestricted Subsidiary on Schedule II and each other Subsidiary that the Company designates as an Unrestricted Subsidiary in accordance with subsection 6.3(f), PROVIDED, HOWEVER, that the Company may, so long as no Default or Event of Default would result therefrom, cause any Unrestricted Subsidiary to become a Restricted Subsidiary by so notifying the Agent in a written instrument executed by a Responsible Officer.

                  "WEEKLY WORLD NEWS": Weekly World News, Inc., a Florida corporation and a wholly owned Subsidiary of the Company.

                  1.2 OTHER DEFINITIONAL PROVISIONS. (a) All terms defined in this Agreement shall have the defined meanings when used in the Notes and the Security Documents or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

                  (b) As used herein and in the Notes, and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 (to the extent not defined), shall have the respective meanings given to them under GAAP.

                  (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

SECTION 2  AMOUNT AND TERMS OF LOANS.

                  2.1 TERM LOANS. Subject to the terms and conditions hereof, each Bank having a Term Loan Commitment severally agrees that on the Closing Date it will, (i) in the case of each Continuing Bank, continue as a Term Loan all or a portion of its Existing Term Loan and/or make a new Term Loan or, (ii) in the case of each New Bank, make a new Term Loan to the Company (a "TERM LOAN"; collectively, the "TERM LOANS") in an amount or amounts, as the case may be, such that, after giving effect thereto, the Term Loan of such Bank outstanding on the Closing Date will equal the amount set forth opposite such Bank's name in Schedule I under the heading "Term Loan Commitment". The Term Loans continued or made on the Closing Date shall be in an aggregate amount equal to $250,000,000. The Term Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Company and notified to the Agent in accordance with subsection 2.7(a), (b) or
(c) or 2.14, as the case may be.

                  2.2 TERM LOAN NOTES. The Term Loans continued and/or made by each Bank to the Company shall be evidenced by a promissory note a "TERM LOAN NOTE" of the Company, substantially in the form of Exhibit A hereto, with appropriate insertions as to date, payee and principal amount, payable to the order of such Bank and representing the obligation of the Company to pay the unpaid principal amount of the Term Loans continued and/or made by such Bank, with interest thereon as prescribed in subsection 2.11. Each Term Loan Note shall (i) be dated the Closing Date, and (ii) bear interest on the unpaid principal amount thereof from time to time outstanding from the date thereof until paid in full at the applicable interest rate per annum determined as provided in, and payable as specified in, subsection 2.11. Each Bank is authorized to endorse the date, Type and amount of its Term Loans, the date and amount of each payment or prepayment of principal thereof, the date and amount of each conversion to a different Type pursuant to subsection 2.14, and the Interest Period and the interest rate with respect thereto, on the schedule annexed to and forming a part of its Term Loan Note, which endorsements shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded, PROVIDED that failure by any Bank to make any such recordation on its Term Loan Note shall not affect any of the obligations of the Company under such Term Loan Note or this Agreement. Each Continuing Bank shall on or as soon as practicable after the Closing Date deliver to the Agent its Term Loan Note issued pursuant to the Existing Credit Agreement, marked "superseded", and will accept, in substitution for and replacement of (but not in satisfaction of) such existing Term Loan Note (to the extent of the Term Loan evidenced thereby), a Term Loan Note meeting the requirements of this subsection; the Agent will on the Closing Date deliver to the Company all such existing Term Loan Notes received by the Agent on or before such Date.

                  2.3 REPAYMENT OF TERM LOANS; OPTIONAL PREPAYMENTS. (a) The Company shall repay the Term Loans, in installments on the dates and in the amounts set forth below:

                           DATE                                      AMOUNT

                      June 30, 1999                                $6,250,000

                    September 30, 1999                             $6,250,000

                    December 31, 1999                              $6,250,000

                      March 31, 2000                               $6,250,000

                      June 30, 2000                                $9,375,000

                    September 30, 2000                             $9,375,000

                    December 31, 2000                              $9,375,000

                      March 31, 2001                               $9,375,000

                      June 30, 2001                                $12,500,000

                    September 30, 2001                             $12,500,000

                    December 31, 2001                              $12,500,000

                      March 31, 2002                               $12,500,000

                      June 30, 2002                                $15,625,000

                    September 30, 2002                             $15,625,000

                    December 31, 2002                              $15,625,000

                      March 31, 2003                               $15,625,000

                      June 30, 2003                                $18,750,000

                    September 30, 2003                             $18,750,000

                    December 31, 2003                              $18,750,000

                      March 31, 2004                               $18,750,000

                  (b) The Company shall have the right, at any time and from time to time, to prepay the Term Loans, in whole or in part, without premium or penalty, upon receipt by the Agent of notice thereof prior to 10:00 A.M., New York City time, on the date which is one Business Day prior to the date thereof, specifying the date and amount of prepayment, PROVIDED that Eurodollar Loans may not be optionally prepaid on other than the last day of any Interest Period with respect thereto. Upon receipt of such notice the Agent shall promptly notify each Bank thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Optional partial prepayments on the Term Loans shall be in an aggregate principal amount equal to the lesser of (i) $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) the then unpaid principal amount of the Term Loans.

                  (c) Any prepayment of the Term Loan Notes pursuant to paragraph (b) of this subsection shall be applied in chronological order against the installments of the Term Loan Notes. Amounts prepaid on account of the Term Loan Notes may not be reborrowed. Accrued interest on the amount of any such prepayment and any unpaid commitment fee payable pursuant to subsection 2.8(b) and any amounts payable pursuant to subsection 2.17 in connection therewith shall be paid on the date of such prepayment.

                  2.4 REVOLVING CREDIT LOANS. (a) Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (the "REVOLVING CREDIT LOANS") to the Company from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name in
Schedule I under the heading "Revolving Credit Commitment", as such amount is subject to reduction as provided herein (such amount, as the same may be so reduced, the "REVOLVING CREDIT COMMITMENT"). The Revolving Credit Commitments initially shall be in the aggregate amount of $120,000,000.

                  (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof as determined by the Company and notified to the Agent in accordance with subsection 2.7 or 2.14, as the case may be, PROVIDED that no Revolving Credit Loan shall mature after the Revolving Credit Commitment Termination Date and no Revolving Credit Loan that is a Eurodollar Loan shall be made after the day that is one month prior to the Revolving Credit Commitment Termination Date.

                  2.5 REVOLVING CREDIT NOTES. The Revolving Credit Loans made by each Bank to the Company shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit B hereto, with appropriate insertions as to date, payee and principal amount (a "REVOLVING CREDIT NOTE"), payable to the order of such Bank and representing the obligation of the Company to pay a principal amount equal to the lesser of (a) the original amount of the Revolving Credit Commitment of such Bank and (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by such Bank to the Company pursuant to subsection 2.4(a). Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the

Revolving Credit Commitment Termination Date, and (iii) bear interest on the unpaid principal amount thereof from time to time outstanding from the date thereof until paid in full at the applicable interest rate per annum determined as provided in, and payable as specified in, subsection 2.11. Each Bank is authorized to endorse the date, Type and amount of each Revolving Credit Loan to the Company made or converted by such Bank, and the date and amount of each payment or prepayment of principal thereof, and, in the case of Eurodollar Loans, the Interest Period and the interest rate with respect thereto, on the schedule annexed to and forming a part of its Revolving Credit Note, which endorsements shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded, PROVIDED that failure by any Bank to make any such recordation on its Revolving Credit Note shall not affect any of the obligations of the Company under such Revolving Credit Note or this Agreement. Each Continuing Bank shall on or as soon as practicable after the Closing Date deliver to the Agent its Revolving Credit Note issued pursuant to the Existing Credit Agreement, marked "superseded", and will accept, in substitution for and replacement of (but not in satisfaction of) such existing Revolving Credit Note (to the extent of the Revolving Credit Loans evidenced thereby), a Revolving Credit Note meeting the requirements of this subsection; the Agent will on the Closing Date deliver to the Company all such existing Revolving Credit Notes received by the Agent on or before such Date.

                  2.6 OPTIONAL REDUCTION OR TERMINATION OF REVOLVING CREDIT COMMITMENTS. (a) The Company shall have the right, upon receipt by the Agent of notice thereof prior to 11:00 A.M., New York City time, on the date which is one Business Day prior to the date thereof, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments to an amount not less than the aggregate principal amount of the Revolving Credit Loans outstanding after giving effect to any contemporaneous prepayment thereof. Any termination of the Revolving Credit Commitments shall be accompanied by the payment of any unpaid commitment fee payable pursuant to subsection 2.8(a) and any amounts due pursuant to the provisions of subsection
2.17. Any such reduction of the Revolving Credit Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the amount of the Revolving Credit Commitments then in effect.

                  (b) Once reduced or terminated, the Revolving Credit Commitments may not be reinstated.

                  2.7 PROCEDURES FOR BORROWING. (a) The Company may borrow and continue Term Loans on the Closing Date, PROVIDED that the Company shall give the Agent irrevocable notice of the proposed Closing Date (which notice must be received by the Agent prior to 11:00 A.M., New York City time, at least three Business Days prior to the proposed Closing Date in the case the Term Loans requested to be made on such Date include Eurodollar Loans, and at least one Business Day prior to the requested Closing Date otherwise), requesting that the Banks make and/or continue Term Loans on the Closing Date and specifying whether such Loans are to be Eurodollar Loans, ABR Loans or a combination thereof. Upon receipt of such notice the Agent shall promptly notify each Bank thereof. Each New Bank and each Continuing Bank which is increasing its Term Loans on the Closing Date shall on the Closing Date make available to the Agent for the account of the Company at the office of the Agent set forth in subsection 9.2 prior to 11:00 A.M. on the Closing Date, in funds immediately available to the Agent, an amount equal to its Term Loan Commitment (in the case of each New Bank) or the amount, if any, of the increase in its Term Loans (in the case of each Continuing Bank) over its Existing Term Loans. All such amounts so made available to the Agent will be (i) applied by the Agent to the payment to each Existing Bank of the excess of the principal amount of its Existing Term Loan outstanding under the Existing Credit Agreement as at the opening of business on the Closing Date over the principal of its Term Loan to be outstanding on the Closing Date pursuant to this Agreement and (ii) to the extent of any remaining such amounts, made available to the Company for the purposes specified in subsection 2.13(a).

                  (b) The Company may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, PROVIDED that the Company shall have given the Agent irrevocable notice (which notice must be received by the Agent prior to 11:00 A.M., New York City time, at least three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and at least one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans, or a combination thereof, and (iv) if the Loan is to be entirely or partly a Eurodollar Loan, the length of the initial Interest Period for such Loan and PROVIDED, FURTHER, that certain special procedures specified in subsection 2.7(c) (which, to the extent inconsistent with the provisions of this paragraph, shall override such provisions) shall be applicable to the Revolving Credit Loans to be made on the Closing Date. Each borrowing pursuant to the Revolving Credit Commitments shall be in a principal amount equal to (x) in the case of ABR Loans, at least the lesser of (1) $500,000 or a whole multiple of $100,000 in excess thereof and (2) the aggregate amount of the Available Revolving Credit Commitments, and (y) in the case of Eurodollar Loans, at least $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice from the Company, the Agent shall promptly notify each Bank thereof. Each Bank will make the amount of its PRO RATA share of each borrowing available to the Agent for the account of the Company at the office of the Agent set forth in subsection 9.2 prior to 11:00 A.M. on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office of the Agent by crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

                  (c) The Company shall give a notice pursuant to subsection 2.7(b) in respect of the Revolving Credit Loans to be made on the Closing Date, which notice shall specify the aggregate amount thereof which the Company wishes to have outstanding on such Date, and each New Bank shall on the Closing Date make available, in immediately available funds, to the Agent, as a Revolving Credit Loan, an amount equal to its Revolving Credit Commitment Percentage of the aggregate principal amount so specified by the Company, and each Continuing Bank affected by the provisions of this sentence shall on the Closing Date make available, in immediately available funds, to the Agent, as a Revolving Credit Loan, an amount equal to the excess, if any, of (i) its Revolving Credit Commitment Percentage of the aggregate principal amount so specified by the Company over (ii) the aggregate principal amount of its Revolving Credit Loans outstanding immediately prior to the Closing Date. The proceeds of all such amounts so made available to the Agent will be applied by the Agent to the payment to each Existing Bank affected by the provisions of this sentence of (A) the excess, if any, of the aggregate principal amount of its Existing Revolving Credit Loans outstanding under the Existing Credit Agreement as at the opening of business on the Closing Date over its Revolving Credit Commitment Percentage of the Revolving Credit Loans requested by the Company to be outstanding on the Closing Date [and (B) the excess, if any, of the principal amount of its Existing Term Loan outstanding under the Existing Credit Agreement as at the opening of business on the Closing Date over the principal of its Term Loan to be outstanding on the Closing Date pursuant to this Agreement; such application shall be made first to Existing Banks that are not Continuing Banks and then to Continuing Banks].

                  2.8 FEES. (a) The Company agrees to pay to the Agent for the account of each Bank a commitment fee for the period from and including the Closing Date to but not including the Revolving Credit Commitment Termination Date equal to the Applicable Commitment Fee Rate in effect on the date upon which payment is to be made on such Bank's average daily Available Revolving Credit Commitment during such period. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 1998, and on the Revolving Credit Commitment Termination Date.

                  (b) The Company agrees to pay to the Agent for the account of each Bank on the Closing Date an upfront fee separately agreed between the Agent, the Company and the Banks.

                  (c) The Company agrees to pay to the Agent for the Agent's account the fees separately agreed between the Agent and the Company on the dates so separately agreed.

                  (d) The Company agrees to pay to each Bank that is required to maintain reserves in respect of "Eurocurrency liabilities" in accordance with Regulation D of the Board of Governors of the Federal Reserve System a fee, payable on each date upon which interest shall be payable on Eurodollar Loans hereunder, calculated by multiplying (i) the principal amount of such Bank's Loans outstanding from time to time by (ii) a fraction, the numerator of which shall be 1.00 and the denominator of which shall be a number equal to 1.00 minus the aggregate of the rates (expressed as a decimal fraction) of reserve requirements current on the date two Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System (such fee to be adjusted to the nearest 1/100 of one percent, if such nearest percentage exists, or if not, to the next higher 1/100 of one percent).

                  2.9 PREPAYMENTS OF REVOLVING CREDIT LOANS. (a) The Company may on the last day of the relevant Interest Period if the Revolving Credit Loans to be prepaid are in whole or in part Eurodollar Loans, or at any time and from time to time if the Revolving Credit Loans to be prepaid are ABR Loans, prepay the Revolving Credit Loans hereunder, in whole or in part, upon receipt by the Agent of notice thereof prior to 10:00 A.M., New York City time, on the date which is one Business Day prior to the date thereof, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar or ABR Loans or a combination thereof and, if a combination thereof, the amount of prepayment allocable to each. If the Agent receives any such notice, it shall promptly notify the Banks thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts payable pursuant to subsection 2.17 in connection therewith. Partial prepayments of Revolving Credit Loans shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.

                  (b) If after giving effect to any termination or reduction of the Revolving Credit Commitments pursuant to subsection 2.6 or 2.10, the outstanding aggregate principal amount of the Revolving Credit Loans exceeds the amount of the Revolving Credit Commitments, the Company shall prepay such Revolving Credit Loans on the date of such termination or reduction in a principal amount equal to such excess, together with interest thereon accrued to the date of such prepayment and any amounts payable pursuant to subsection 2.17 in connection therewith.

                  2.10 MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS. (a) If any Indebtedness for Borrowed Money shall be issued or incurred by the Company or any of its Restricted Subsidiaries (excluding any Indebtedness incurred in accordance with subsection 6.1(a) through (d) as in effect on the date of this Agreement), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in subsection 2.10(c), PROVIDED that the provisions of this subsection shall be inapplicable to Indebtedness for Borrowed Money issued or incurred subsequent to the Closing Date in an aggregate principal amount not in excess of $100,000,000 so long as, after giving effect to the issuance or incurrence thereof, the ratio of Total Debt then outstanding to Operating Cash Flow for the then most recently ended period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Banks pursuant to subsection 5.1 is less than
4.5 to 1.0.

                  (b) If on any date the Company or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof within 30 days after such Asset Sale or Recovery Event, such Net Cash Proceeds shall be applied on the 30th day after such Asset Sale or Recovery Event toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in subsection 2.10(c); PROVIDED, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $25,000,000 and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in subsection 2.10(c).

                  (c) Any payments of the Loans made pursuant to this subsection shall be applied FIRST to the prepayment of the Term Loans, with such prepayment being applied to the installments of principal thereof ratably according to the then remaining amounts thereof, and SECOND to the permanent reduction of the Revolving Credit Commitment (and to the prepayment of the Revolving Credit Loans to the extent that the then aggregate outstanding principal amount thereof exceeds the Revolving Credit Commitment as so reduced). Amounts prepaid on account of the Term Loan Notes may not be reborrowed.

                  2.11 INTEREST RATE AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBO Rate determined for such Interest Period plus the Applicable Margin.

                  (b) Each ABR Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

                  (c) If all or a portion of the principal amount of any of the Loans or any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is
(x) in the case of overdue principal, 2% above the rate which would otherwise be applicable pursuant to this subsection or (y) in the case of overdue interest, 2% above the rate described in paragraph (b) of this subsection, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                  (d) Interest payable hereunder and under the Notes shall in no event be payable at a rate per annum in excess of the maximum rate permitted by applicable law; PROVIDED, that the portion of interest not payable on an Interest Payment Date pursuant to this sentence shall be payable on subsequent Interest Payment Dates to the extent that such subsequent payment does not result in the violation of applicable law on such subsequent Interest Payment Dates. Interest on each Loan shall be payable in arrears on each Interest Payment Date and upon payment (including prepayment) in full thereof and, in the case of Revolving Credit Loans, on the Revolving Credit Commitment Termination Date, PROVIDED that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand.

                  2.12 INABILITY TO DETERMINE INTEREST RATE. In the event that the Agent shall have determined (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBO Rate applicable pursuant to subsection 2.11 for any Interest Period with respect to (a) proposed Loans that the Company has requested be made as Eurodollar Loans, (b) Eurodollar Loans that will result from the requested conversion of Loans that are ABR Loans into Eurodollar Loans or (c) the continuation of Eurodollar Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give telecopy notice of such determination, confirmed in writing, to the Company and the Banks at least two Business Days prior to, as the case may be, the requested Borrowing Date for such Eurodollar Loans, the conversion date of such ABR Loans or the last day of such Interest Period. If such notice is given (x) unless the Company requests immediately upon receipt of such notice that such Eurodollar Loans not be made as ABR Loans, any requested Eurodollar Loans shall be made as ABR Loans, (y) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Company have the right to convert Loans that are ABR Loans to Eurodollar Loans.

                  2.13 USE OF PROCEEDS. (a) The Company agrees to use the proceeds of the Term Loans made on the Closing Date to refinance Indebtedness outstanding under the Existing Credit Agreement.

                  (b) The Company agrees to use the proceeds of the Revolving Credit Loans for general corporate purposes.

                  2.14 CONVERSION AND CONTINUATION OPTIONS; MINIMUM AMOUNT OF LOANS. (a) The Company may elect from time to time to convert its Eurodollar Loans to ABR Loans by giving the Agent (which shall promptly notify the Banks) at least two Business Days' prior irrevocable notice of such election, PROVIDED that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Agent (which shall promptly notify the Banks) at least three Business Days' prior irrevocable notice of such election. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, PROVIDED that (i) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Agent or the Required Banks have determined that such a conversion is not appropriate or after the day which is one month prior to the final Term Loan Installment Payment Date or the Revolving Credit Commitment Termination Date, as the case may be, (ii) partial conversions shall be in an aggregate principal amount of (A) in the case of any conversion of Loans to Eurodollar Loans, $5,000,000 or a multiple of $1,000,000 in excess thereof and (B) in the case of any conversion of Loans to ABR Loans, at least $500,000 or a multiple of $100,000 in excess thereof and (iii) any such conversion may be made only if, after giving effect thereto, subsection 2.14(c) shall not have been contravened.

                  (b) Any Eurodollar Loan may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in subsection 2.7; provided that
(i) no Eurodollar Loan may be continued as such when any Default or Event of Default has occurred and is continuing and the Agent or the Required Banks have determined that such a continuation is not appropriate, (ii) if the Company shall not have complied with such notice provisions, the Company shall be deemed irrevocably to have requested that such Eurodollar Loan be converted to an ABR Loan on the last day of such Interest Period (reduced to the extent necessary to reflect any reductions of the Commitments on or prior to the conversion date) and (iii) any such continuation may be made only if, after giving effect thereto, subsection 2.14(c) shall not have been contravened.

                  (c) All borrowings, conversions, continuations and selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the unpaid principal amount of any Tranche shall not be less than $10,000,000, and there shall be no more than 6 Tranches outstanding at any time.

                  (d) Eurodollar Loans shall be made and maintained by each Bank at its Eurodollar Lending Office, and ABR Loans shall be made and maintained by each Bank at its ABR Lending Office.

                  2.15 ILLEGALITY. Notwithstanding any other provisions herein, if any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Bank to make or maintain Eurodollar Loans or convert ABR Loans to Eurodollar Loans, (a) the agreement of such Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such or convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) the Loans of such Bank then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective next succeeding Interest Payment Date(s) for such Loans or within such earlier period as required by law. The Company hereby agrees promptly to pay any Bank, upon its demand, any additional amounts necessary to compensate such Bank for actual and direct costs reasonably incurred by such Bank in making any repayment in accordance with this subsection, including, but not limited to, any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank to the Company shall be conclusive in the absence of manifest error. The agreement in this subsection shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder. Each Bank agrees to use reasonable efforts (including reasonable efforts to change its Eurodollar Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this subsection; PROVIDED, HOWEVER, that such efforts shall not cause the imposition on such Bank of any additional costs or legal or regulatory burdens deemed by such Bank to be material.

                  2.16 REQUIREMENTS OF LAW. (a) In the event that any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                           (i) does or shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement, the Notes or any Eurodollar Loans made hereunder or change the basis of taxation of payments to such Bank of principal, interest or any other amount payable hereunder in respect of Eurodollar Loans (except for taxes covered by subsection 2.20, changes in the rate of tax imposed on the overall net income of such Bank by the United States, any state or subdivision thereof or any other country where the Eurodollar Lending Office is situated);

                           (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the LIBO Rate hereunder; or

                  (iii) does or shall, after the date hereof, impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank of making, converting to, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect of Eurodollar Loans, then, in any such case, the Company shall promptly pay to such Bank, upon its demand, all additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable which such Bank deems to be material as determined by such Bank with respect to the Eurodollar Loans made to the Company hereunder, PROVIDED that the Company shall not be obligated to pay any such compensation in respect of increased costs or reduced amounts receivable resulting from an event described in clause (iii) above for any period prior to the date upon which the Agent or any Bank shall notify the Company of such event.

                  (b) In the event that any Bank shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by any Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof, including, without limitation, the issuance of any final rule, regulation or guideline, does or shall have the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into account such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time after submission by such Bank to the Company (with a copy to the Agent) of a written request therefore, the Company shall pay to such Bank such additional amount or amounts (the "ADDITIONAL AMOUNT") as will compensate such Bank for such reduction; PROVIDED, HOWEVER, that (i) such Bank shall apply its then standard method of calculating any such Additional Amount, (ii) such Bank shall represent that such Additional Amount is or will be calculated in a similar way for other borrowers of such Bank in similar circumstances, (iii) such Bank shall represent that such requests from such Bank for Additional Amounts are not inconsistent with such Bank's treatment of other borrowers which are subject to similar provisions and (iv) if the Company becomes obligated to pay any Bank any Additional Amount pursuant to this subsection, the Company shall have the right, so long as no Event of Default has occurred and is then continuing, upon giving not less than three Business Days' notice to the Agent and such Bank, to require such Bank to transfer its Commitment to a Purchasing Bank selected by the Company pursuant to an Assignment and Acceptance, PROVIDED, FURTHER, that the Company shall pay accrued interest on the Loans of such transferor Bank, any amounts payable to such Bank pursuant to subsections 2.16,
2.17 and 2.20 and any accrued and unpaid commitment fee or other amounts payable to it hereunder on the date of such transfer.

                  (c) A certificate as to any Additional Amounts payable pursuant to the provisions of this subsection submitted by such Bank to the Company shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder. Upon payment in full of the Notes and all other amounts payable hereunder, and upon receipt by the Agent (which shall promptly notify the Banks) of a written request therefor from the Company, the Agent will notify the Company of any Additional Amounts then due under this subsection and, upon receipt of payment of such amounts, will deliver to the Company an instrument releasing the Company from any further liability under this subsection.

                  2.17 INDEMNITY. The Company agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loan of such Bank, (b) default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice pursuant to subsection 2.7 or 2.14, (c) default by the Company in making any prepayment after the Company has given a notice pursuant to subsection 2.3 or 2.9 or (d) a prepayment of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense incurred by such Bank in liquidating or re-employing deposits and any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank to the Company shall be conclusive absent manifest error. This covenant shall survive termination of this Agreement and payment of the Notes and any other amounts owing in respect of this Agreement. Upon payment in full of the Notes and all other amounts payable hereunder, and upon receipt by the Agent (which shall promptly notify the Banks) of a written request therefor from the Company, the Agent will notify the Company of any amounts then due under this subsection and, upon receipt of payment of such amounts, will deliver to the Company an instrument releasing the Company from any further liability under this subsection.

                  2.18 PRO RATA TREATMENT AND PAYMENTS. (a) Except in the case of borrowings on the Closing Date (which shall be made in accordance with the procedures specified in subsections 2.7(a) and (c)), each borrowing of Revolving Credit Loans by the Company from the Banks, each payment by the Company on account of any fee (other than the fees described in subsections 2.8(b) and (c)) and any reduction of the Revolving Credit Commitments of the Banks shall be made PRO RATA according to their respective Revolving Credit Commitment Percentages. Each payment (including each prepayment) by the Company on account of principal of and interest on the Term Loans or Revolving Credit Loans (other than as set forth in subsections 2.10(c), 2.15, 2.16, 2.17 and 2.20) shall be made PRO RATA according to the respective outstanding principal amounts of such Loans held by each Bank, except that after all of the Loans shall have become due and payable (whether at the stated maturity, by acceleration or otherwise) each payment shall be made PRO RATA according to the respective outstanding principal amounts of the Loans held by each Bank. All payments (including prepayments) by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent, for the account of the Banks, or the Agent, as the case may be, at the Agent's office located at 270 Park Avenue, New York,

New York 10017 in Dollars and in immediately available funds. The Agent shall promptly distribute such payments for the account of the Banks to the Banks upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

                  (b) Unless the Agent shall have been notified in writing by any Bank prior to any Borrowing Date that such Bank will not make the amount which would constitute its Term Loan Percentage or Revolving Credit Commitment Percentage, as the case may be, of the borrowing on such date available to the Agent (other than amounts which the Continuing Banks shall on the Closing Date continue to hold outstanding in accordance with the procedures specified in subsections 2.7(a) and (c)), the Agent may assume that such Bank has made such amount available to the Agent on such Date, and the Agent may, in reliance upon such assumption, make available for the benefit of the Company a corresponding amount. If such amount is made available to the Agent by such Bank on a date after the Closing Date or such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Agent, times (ii) the amount of such Bank's Term Loan Percentage or Revolving Credit Commitment Percentage, as the case may be, of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including the Closing Date or such Borrowing Date to the date on which such Bank's Term Loan Percentage or Revolving Credit Commitment Percentage, as the case may be, of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this subsection shall be conclusive, absent manifest error. If such Bank's Term Loan Percentage or Revolving Credit Commitment Percentage, as the case may be, of such borrowing is not in fact made available to the Agent by such Bank within three Business Days of the Closing Date or such Borrowing Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Company, without prejudice to any rights which the Company or the Agent may have against such Bank hereunder.

                  (c) The failure of any Bank to make the Loans to be made by it on the Closing Date or any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its Loans on the Closing Date or such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loans to be made by such other Bank on the Closing Date or such Borrowing Date.

                  2.19 COMPUTATION OF INTEREST AND FEES. (a) Interest in respect of ABR Loans the interest rate applicable to which is based upon Chase's reference rate and all fees shall be calculated on the basis of a 365 or 366-day year, as the case may be, for the actual days elapsed.

Interest in respect of Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Company of each determination of a LIBO Rate. Any change in the interest rate on the Notes resulting from a change in the Alternate Base Rate or the Applicable Margin with respect to ABR Loans shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective or such Applicable Margin changes as provided herein. The Applicable Margin with respect to Eurodollar Loans that is in effect on the first day of any Interest Period shall remain in effect throughout such Interest Period. The Agent shall as soon as practicable notify the Company of the effective date and the amount of each such change.

                  (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks absent manifest error.

                  2.20 TAXES. (a) All payments made by the Company under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Bank as a result of a present or former connection between the Agent or such Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any
Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Agent or any Bank hereunder or under any Note, the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; PROVIDED, HOWEVER, that the Company shall not be required to increase any such amounts payable to any Bank that is not organized under the laws of the United States of America or a state thereof if such Bank fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  (b) Each Bank that is not incorporated under the laws of the United States of America or a state thereof shall:

                  (i) in the case of a Bank that is a "bank" under Section 881(c)(3)(A) of the Code:

                  (A) deliver to the Company and the Agent (x) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

                  (B) deliver to the Company and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and

                  (C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Company or the Agent; or

                  (ii) in the case of a Bank that is not a "bank" under Section 881(c)(3)(A) of the Code:

                  (A) deliver to the Company and the Agent (x) a statement under penalties of perjury that such Lender (I) is not a "bank" under Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements (II) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the Code and (III) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (y) an Internal Revenue Service Form W-8;

                  (B) deliver to the Company and the Agent a further copy of said Form W-8, or any successor applicable form or other manner of certification on or before the date that any such Form W-8 expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by such Bank; and

                  (C) obtain such extensions of time for filing and complete such forms or certifications as may be reasonably requested by the Company or the Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and
(ii) in the case of a Form W-8 or W-9 delivered pursuant to subsection 2.20(b)(i), that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Bank or a Participant pursuant to subsection 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection; PROVIDED that in the case of a Participant such Participant shall furnish all such required forms and statements to the Bank from which the related participation shall have been purchased.

SECTION 3  REPRESENTATIONS AND WARRANTIES.
           -------------------------------

                  To induce the Banks to enter into this Agreement and to make the Loans, the Company hereby represents and warrants to each Bank and the Agent that:

                  3.1 FINANCIAL CONDITION. (a) The audited consolidated balance sheet of the Company and its consolidated Subsidiaries at March 31, 1997 and the related audited consolidated statement of net earnings and changes in financial position for the period ended on such date, reported on by Arthur Andersen LLP, copies of which have heretofore been furnished to each Bank, are complete and correct in all material respects and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and changes in financial position for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. As of the date of such financial statements, neither the Company nor any of its Subsidiaries had any material obligation, contingent or otherwise, which was not reflected in the foregoing statements or in the notes thereto and which could have a material adverse effect on the business operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole except as disclosed in this Agreement.

                  (b) The unaudited consolidated balance sheet and statement of net earnings of the Company and its consolidated Subsidiaries for the nine-month period ended on December 31, 1997, copies of which have heretofore been furnished to each Bank, are complete and correct in all material respects and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of its operations for the nine-month period then ended, subject to normal year-end audit adjustments. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.

                  (c) Since December 31, 1997 there has been no change and no development or event involving a prospective change which has had or could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has, since December 31, 1997, incurred any material obligation, contingent or otherwise, which has had or could reasonably be expected to have a Material Adverse Effect.

                  (d) Except as permitted pursuant to subsection 6.5 of this Agreement or subsection 6.5 of the Existing Credit Agreement, since December 31, 1997 no dividends or other distributions have been declared, paid or made upon any of the Capital Stock of the Company nor has any of the Capital Stock of the Company been redeemed, retired, purchased or otherwise acquired by the Company.

                  3.2 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate or partnership power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or foreign partnership and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

                  3.3 CORPORATE POWER; AUTHORIZATION. Each Credit Party has the corporate power and authority and the legal right to make, deliver and perform the Credit Documents to which it is a party, and the Company has the corporate power and authority and legal right to borrow hereunder. Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party, and the Company has taken all necessary corporate action to authorize the borrowings hereunder.

                  3.4 ENFORCEABLE OBLIGATIONS. This Agreement and the Company Pledge Agreement have been duly executed and delivered by the Company and each other Credit Document has been duly executed and delivered by each Credit Party party thereto. This Agreement and each Credit Document constitutes a legal, valid and binding obligation of each Credit Party which is a party thereto, and this Agreement and each Credit Document is enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                  3.5 NO LEGAL BAR. The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Company or any of its Restricted Subsidiaries, except for violations which would not, in the aggregate, have a Material Adverse Effect, and will not result in the creation or imposition of any Lien (other than pursuant to the Security Documents) on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations.

                  3.6 DELIVERY OF CERTIFICATES OF INCORPORATION AND BY-LAWS. The Company has delivered to the Agent, for itself and for each Bank, a complete copy of the certificate of incorporation and by-laws of Media, the Company and each Restricted Subsidiary.

                  3.7 DISCLOSURE. No representation or warranty made by the Company in any Credit Document or in any document delivered in connection therewith, and not corrected by a subsequent written disclosure delivered to the Agent and the Banks prior to the date hereof, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. Except as disclosed elsewhere in this Agreement, or in any Schedule or Exhibit specifically referred to herein, there is no fact known to the Company (other than general economic conditions, which conditions are commonly known and affect businesses generally) which materially adversely affects, or which would in the future, in the reasonable judgment of the Company, materially adversely affect, the business, assets, properties or financial condition of the Company and its Restricted Subsidiaries taken as a whole.

                  3.8 INVESTMENT COMPANY ACT. No Credit Party is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

                  3.9 FEDERAL REGULATION. No part of the proceeds of any of the Loans will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

                  3.10 NO DEFAULT. Neither the Company nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation, which default could have a Material Adverse Effect. Neither the Company nor any of its Restricted Subsidiaries is in default in any respect which could have a Material Adverse Effect under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected. No Default or Event of Default has occurred and is continuing.

                  3.11 NO BURDENSOME RESTRICTIONS. Neither the Company nor any of its Restricted Subsidiaries is a party to or is bound by any Contractual Obligation or subject to any Requirement of Law or other corporate restriction having, or reasonably likely to have, a Material Adverse Effect, except as disclosed in this Agreement.

                  3.12 TAXES. Each of the Company and its Restricted Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns which, to the knowledge of the Company, are required to be filed, except where the failure to file would not have a Material Adverse Effect, and has paid or caused to be paid all taxes shown as due on such returns or on any assessment received by it or any real or personal property taxes, other than (a) any taxes or assessments, the validity of which the Company or the relevant Restricted Subsidiary is contesting in good faith by appropriate proceedings and with respect to which the Company or such Restricted Subsidiary shall, to the extent required by GAAP, have set aside on its books adequate reserves and (b) taxes, assessments and returns relating thereto which, individually or in the aggregate, are not material to the Company and its Restricted Subsidiaries taken as a whole. The Company has delivered a complete and correct copy of the Tax Allocation Agreement dated as of September 1, 1994 between the Company and Media including all amendments thereto.

                  3.13 SUBSIDIARIES. The Subsidiaries of the Company listed on
Schedule II will constitute all of the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, of the Company as of the Closing Date.

                  3.14 LABOR MATTERS. There are no strikes or other labor disputes against the Company or any of its Restricted Subsidiaries pending or, to the knowledge of the Company, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Company or any of its Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or the relevant Restricted Subsidiary.

                  3.15 ERISA. No Reportable Event has occurred since June 1, 1983 with respect to any Plan, and each Plan has complied and has been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits under each Single Employer Plan maintained by the Company or any Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such benefits. Neither the Company nor any Commonly Controlled Entity (a) has during the preceding six-year period had a complete or partial withdrawal from any Multiemployer Plan or (b) maintains any Multiemployer Plan. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employers participating) of the liability of the Company and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not in the aggregate, exceed the assets under all such Plans allocable to such benefits.

                  3.16 NO LITIGATION. Except as listed on Schedule III, no litigation, investigation or proceedings of or before any Governmental Authority is pending or, to the best of the Company's knowledge, threatened against any Credit Party or any of its Subsidiaries (a) with respect to any Credit Document, the Loans or the use of proceeds thereof and the other transactions contemplated hereby or (b) which has any reasonable likelihood of having a Material Adverse Effect.

                  3.17 OWNERSHIP OF PROPERTY, LIENS. Each of the Company and its Restricted Subsidiaries has good and marketable title to, or valid and subsisting leasehold interests in, all its respective real property, and good title to, or valid and subsisting leasehold interests in, all its respective other property, and none of such property is subject to any Lien, except as permitted hereunder or as described in Schedule VI.

                  3.18 SECURITY DOCUMENTS. (a) The provisions of the Pledge Agreements are effective to create in favor of the Agent, for the ratable benefit of the Banks, a legal, valid and enforceable security interest in the pledged securities described therein and proceeds thereof and, assuming the Agent has maintained continuous possession of the pledged securities, each of the Pledge Agreements constitutes a perfected first lien on, and security interest in, all right, title and interest of the pledgor party therein in the pledged securities described therein.

                  (b) The provisions of the Mortgage are effective to grant to the Agent, for the ratable benefit of the Banks, a legal, valid and enforceable mortgage lien on all of the right, title and interest of SOM Publishing, Inc. in the mortgaged property described therein. Such Mortgage constitutes a perfected first lien on, and security interest in, such mortgaged property, subject to the encumbrances and exceptions to title set forth therein and except as noted in the title policy delivered to the Agent in connection with the delivery of the Mortgage to the Agent and stated to be acceptable to it.

                  (c) The provisions of the Security Agreement are effective to create in favor of the Agent a legal, valid and enforceable security interest in all right, title and interest of the Company and each of its Restricted Subsidiaries in the Collateral described therein, and the financing statements referred to in Schedule IV having been filed and recorded in the offices in the jurisdictions listed in Schedule IV under the names set forth in Schedule IV, and the Security Agreement having been filed and recorded in the United States Patent and Trademark Office, the Agent, for the ratable benefit of the Banks, has a fully perfected security interest in all right, title and interest of the Company and each of its Restricted Subsidiaries in such Collateral superior in right to any Liens which the Company, any of its Subsidiaries or any third Person may have against such Collateral or interests therein, except existing Liens described in Schedule VI, Liens of the type described in subsection 6.2(c) and given priority by operation of law pursuant to Section 9-310 of the Uniform Commercial Code, rights of buyers in the ordinary course of business which take free from the Lien of the Security Agreement pursuant to Section 9-307 of the Uniform Commercial Code, Liens of the type described in subsection 6.2(d), Liens, on property other than real property, which can be perfected in any manner other than solely through (i) the filing of a financing statement under the Uniform Commercial Code, (ii) the taking of possession of such property or
(iii) a filing in the United States Patent and Trademark Office, and Liens on any tangible personal property which may constitute Collateral or proceeds thereof which is located in any jurisdiction other than those listed on Schedule IV.

                  3.19 COPYRIGHTS, PERMITS, TRADEMARKS, LICENSES AND LEASES. The Company and each of its Restricted Subsidiaries (a) owns, or is licensed or otherwise has the right to use, all of the trademarks, trade names, copyrights, licenses, rights and subscription lists reasonably necessary for the conduct of its business, including, without limitation, publishing its publications, which ownership, license or right of the Company or such Restricted Subsidiary is free and clear of Liens (except Liens in favor of the Agent for the ratable benefit of the Banks pursuant to the Security Documents), (b) has obtained assignments of all leases and other rights of whatever nature necessary for the present and, as of the Closing Date, planned future conduct of such business, without any conflict with the rights of others, and
(c) has received all assignments, bills of sales and other documents, and duly effected all filings, recordings and other action, necessary to establish, protect and perfect the Company's or such Restricted Subsidiary's right, title and interest in and to all of the property referred to in clauses (a) and (b) immediately preceding, except to the extent that the failure to do so could not be reasonably expected to have a Material Adverse Effect or as may be described on Schedule VII.

                  3.20 GOVERNMENTAL AND OTHER CONSENTS. No Credit Party is required to obtain any order, consent, approval or authorization of, or required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement and the issuance and delivery of the Notes pursuant hereto, or in connection with the execution and delivery of the Credit Documents or the granting of the Liens pursuant to the Security Documents, except (a) in order to perfect the Banks' security interests in the Collateral, the filings in the offices listed on
Schedule IV and in the United States Patent and Trademark Office, (b) in order to perfect the Banks' Lien created by the Mortgage, the recording of the Mortgage in the appropriate recording office and (c) the consents, authorizations and filings required by state anti-takeover statutes, except where the failure to obtain the same would not have a Material Adverse Effect.

                  3.21 HOLDING COMPANY ACT. The Company is not a "Holding Company" or a "Subsidiary Company" of a "Holding Company", or an "Affiliate" of a "Holding Company", as such terms are defined in the Public Utility Holding Company Act of 1935.

                  3.22 SECURITIES ACT, ETC. Neither the registration of any security under the Securities Act of 1933 or the securities laws of any state, nor the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939, is required in connection with any Loan hereunder or the issuance of the Notes pursuant hereto.

                  3.23 ACCURACY OF INFORMATION. To the best of the Company's knowledge, all written information, reports and other papers and data with respect to the Company (other than projections and estimates) furnished to the Banks by or on behalf of the Company were, at the time the same were so furnished, correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to make them correct in all material respects. All projections and estimates with respect to the Company so furnished by or on behalf of the Company, as supplemented, were prepared and presented in good faith by the Company, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. No fact is known to the Company which materially and adversely affects or in the future may (so far as the Company can reasonably foresee) materially and adversely affect the business, assets or liabilities, financial condition, results of operations or business prospects of the Company which is not publicly available or which has not been set forth in the financial statements referred to in subsection 3.1 or in such information, reports, papers and data or otherwise disclosed in writing to the Banks prior to the date hereof. No document furnished or statement made in writing to the Banks by or on behalf of the Company in connection with the negotiation, preparation or execution of this Agreement contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in any case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Banks.

                  3.24 INSURANCE. Schedule V lists all insurance maintained by the Company and its Restricted Subsidiaries as of the date hereof.

                  3.25 STOCK OWNERSHIP. All the issued and outstanding capital stock of the Company is owned of record and beneficially by Media, free and clear of Liens, other than those created or permitted by the Media Pledge Agreement. As of the date hereof, BV, Macfadden Publishing, Inc. and Macfadden collectively own, directly or indirectly, free and clear of Liens (other than Media Permitted Liens) on a fully diluted basis, shares of Capital Stock of Media having at least 75% of the aggregate voting power of the shares of Capital Stock of Media.

                  3.26 ENVIRONMENTAL MATTERS. Each of the representations and warranties set forth in subsection 3.26(a) through (e) is true and correct with respect to each parcel of real property owned or operated by the Company or any of its Restricted Subsidiaries (the "PROPERTIES"), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not have any reasonable likelihood of having a Material Adverse
Effect:

                  (a) The Properties do not contain, and have not previously contained, any Hazardous Materials in concentrations which violate Environmental Laws.

                  (b) The Properties are in compliance with all Environmental Laws, including, without limitation, all applicable Federal, state and local standards and requirements regarding the generation, treatment, storage, handling, use or disposal of Hazardous Materials at such properties and there is no Hazardous Materials contamination which could materially interfere with the continued operation of such Properties or materially impair the fair saleable value thereof.

                  (c) Neither the Company nor any of its Restricted Subsidiaries has received any notice of violation or advisory action by any Governmental Authority regarding environmental control matters or permit compliance with regard to the Properties nor is the Company aware that any Governmental Authority is contemplating delivering to the Company or any of its Restricted Subsidiaries any such notice.

                  (d) Hazardous Materials have not been transferred from the Properties to any other location.

                  (e) There are no governmental administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which the Company or any of its Restricted Subsidiaries is or will be named as a party with respect to the Properties.

                  3.27 YEAR 2000. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000), in and following the year 2000, of the Company's and its Restricted Subsidiaries' computer systems and the testing of all such systems as so programmed, will be completed by July 1, 1999 except to the extent that failure to do so would not have any reasonable likelihood of having a Material Adverse Effect. The cost to the Borrower and its Restricted Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower and its Restricted Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Material Adverse Effect.

                  3.28 SOLVENCY. On the Closing Date and on each date on which a Loan will be made hereunder (after giving effect to the transactions being consummated on such day) the Company will be Solvent.

SECTION 4  CONDITIONS.

                  4.1 CONDITIONS TO EFFECTIVENESS. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent, and, upon such satisfaction, the Agent is authorized to confirm such effectiveness to the Company:

                  (a) EXECUTION OF AGREEMENT. The Agent shall have received for each party hereto a counterpart of this Agreement, executed and delivered by a duly authorized officer of each party hereto.

                  (b) INTEREST ON EXISTING LOANS. The Agent shall have received, for the account of each Existing Bank, immediately available funds in an amount sufficient to pay in full all interest on the Loans (as defined in the Existing Credit Agreement) and commitment fees payable under the Existing Credit Agreement, in each case as accrued through the Closing Date.

                  (c) NOTES. The Agent shall have received, for the account of each Bank which is entitled thereto, a Term Loan Note and a Revolving Credit Note, conforming to the requirements hereof and duly executed by the Company.

                  (d) LEGAL OPINION OF COUNSEL TO THE COMPANY. The Agent shall have received, with a counterpart for each Bank, (i) an opinion of Willkie Farr & Gallagher, counsel to the Company, dated the Closing Date and addressed to the Banks, substantially in the form attached as Exhibit C-1 and (ii) an opinion of Maynard Rabinowitz, counsel to the Company, dated the Closing Date and addressed to the Banks, substantially in the form attached as Exhibit C-2.

                  (e) LEGAL OPINION OF FLORIDA COUNSEL TO THE COMPANY. The Agent shall have received, with a counterpart for each Bank, an opinion of Steel Hector & Davis, Florida counsel to the Company, dated the Closing Date and addressed to the Company, the Agent and the Banks, substantially in the form attached as Exhibit D.

                  (f) AUTHORIZING ACTIONS. All corporate and other proceedings of the Company and the other Credit Parties in connection with the transactions contemplated by this Agreement, the Notes and the other Credit Documents, and all documents and instruments incident thereto, shall be satisfactory in form and substance to the Agent and its counsel; and the Agent and its counsel shall have received, with a copy for each Bank, such counterpart originals or certified or other copies of all such documents and instruments and of all records of corporate and partnership proceedings in connection with such transactions as the Agent or its counsel may reasonably request.

                  (g) INCUMBENCY CERTIFICATES. The Agent shall have received, with a counterpart for each Bank, certificates of an appropriate representative of the Company and each of the other Credit Parties, dated the Closing Date, as to the incumbency and signatures of the officers of the Company and the Credit Parties executing on their respective behalf this Agreement, the Notes and the Credit Documents to which each is a party and any certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency and signature of such appropriate representative.

                  (h) FILINGS, REGISTRATIONS AND RECORDINGS. Upon filing of (i) financing statements on form UCC-1 in the jurisdictions listed on
         Schedule IV, and (ii) the documents required to be filed, if any, in the United States Patent and Trademark Office, all filings of any documents (including, without limitation, any Uniform Commercial Code financing statements) required to be filed, registered or recorded in order to create, in favor of the Agent, for the ratable benefit of the Banks, a perfected first Lien on the collateral described in the Security Documents shall have been properly filed, registered or recorded in each office in each jurisdiction in which such filings, registrations and recordations are required, and any other action necessary to perfect such a Lien shall have been taken; and the Agent shall have received, with a counterpart for each Bank, evidence satisfactory to it that such filings, registrations and recordings have been made, that all such other actions shall have been completed and that all necessary filing, subscription and inscription fees and all recording and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings have been paid in full.

                  (i) LIEN SEARCHES. The Agent shall have received, with a copy for each Bank, the results of a recent search, by a Person satisfactory to the Agent, of the Uniform Commercial Code filings and tax and judgment liens which may have been filed in such jurisdictions as the Agent may request with respect to personal property of the Company and certain of its Subsidiaries.

                  (j) PLEDGE AGREEMENTS. The Agent shall have received, with a counterpart for each Bank, the (i) Media Pledge Agreement, executed and delivered by a duly authorized officer of Media, and an Acknowledgment and Consent executed and delivered by a duly authorized officer of the issuer of the Pledged Stock (as defined in the Media Pledge

         Agreement) covered by the Media Pledge Agreement, (ii) the Company Pledge Agreement, executed and delivered by a duly authorized officer of the Company, and an Acknowledgment and Consent executed and delivered by a duly authorized officer of each issuer of the Pledge Stock (as defined in the Company Pledge Agreement) covered by the Company Pledge Agreement and (iii) the Retail Marketing Pledge Agreement, executed and delivered by a duly authorized officer of Distribution Services, Inc., and an Acknowledgment and Consent executed and delivered by a duly authorized officer of the issuer of the Pledge Stock (as defined in the Retail Marketing Pledge Agreement) covered by the Retail Marketing Pledge Agreement.

                  (k) MORTGAGE SUPPLEMENT AND TITLE ENDORSEMENT. The Agent shall have received, (i) with a counterpart for each Bank, the Mortgage Supplement, executed and delivered by a duly authorized officer of SOM Publishing, Inc.; (ii) an endorsement to the existing title insurance policies updating the effective date and amending the description of the insured Mortgage to include the Mortgage Supplement; and (iii) a no-lien affidavit executed by the president of SOM Publishing, Inc. in form satisfactory to the title company.

                  (l) The Company shall have complied with subsection 6.3(d)(ii) of the Existing Credit Agreement with respect to FrontLine Marketing, Inc., and American Media Marketing, Inc.

                  (m) CLOSING CERTIFICATES. The Agent shall have received, with a counterpart for each Bank, a Closing Certificate of Media, the Company and each other Credit Party, dated the Closing Date, substantially in the form of Exhibit E-1, E-2 or E-3, as the case may be, with appropriate insertions, executed by the President, any Vice President or any Vice Chairman, the Secretary or any Assistant Secretary or the Treasurer of the Company, Media or such other Credit Party and the statements set forth therein shall be true and correct.

                  (n) FEES. The Agent shall have received the fees payable on the Closing Date in accordance with subsection 2.8.

                  (o) NO VIOLATION. The consummation of the transactions contemplated hereby shall not involve any Bank in a violation of any Requirement of Law.

                  (p) CONSENTS, LICENSES, APPROVALS, ETC. The Agent shall have received, with copies for each Bank, copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by each Credit Party and the validity and enforceability against each Credit Party of the Credit Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, except as are disclosed to the Agent in writing on or prior to the Closing Date and are acceptable to the Required Banks.

                  (q) INSURANCE. The Agent shall have received, with a copy for each Bank, evidence, in form and substance satisfactory to the Agent, that the Company has obtained all the insurance policies required pursuant to subsection 5.3.

                  (r) ADDITIONAL MATTERS. All corporate and other proceedings and all other documents and legal matters and tax matters in connection with the transactions contemplated by this Agreement, the Notes and the other Credit Documents shall be reasonably satisfactory in form and substance to the Banks.

                  4.2 CONDITIONS TO ALL LOANS. The obligation of any Bank to make its Term Loan or any Revolving Credit Loan (including its initial Revolving Credit Loan) to be made by it hereunder is subject to the satisfaction of the following conditions precedent:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by each Credit Party in each Credit Document to which it is a party shall be correct in all material respects on and as of the Borrowing Date for such Loan as if made on and as of such date and after giving effect to such Loan (unless stated to relate to a specific earlier date (including by reference to "the date hereof"), in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

                  (b) NO EXISTING DEFAULT. No Default or Event of Default shall have occurred and be continuing hereunder on the Borrowing Date with respect to such Loan or after giving effect to the Loan to be made on such Borrowing Date.

                  Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company hereunder as of the date of each such borrowing that the conditions in clauses (a) and (b) of this subsection have been satisfied.

SECTION 5  AFFIRMATIVE COVENANTS.

                  The Company hereby agrees that, so long as any of the Commitments remains in effect, any Note remains outstanding and unpaid, or any other amount is owing to any Bank or the Agent hereunder:

                  5.1 FINANCIAL STATEMENTS, ETC. The Company shall furnish or cause to be furnished to each Bank:

                  (a) As soon as reasonably possible, and in any event within 90 days after the end of each fiscal year of the Company, (i) the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such year, (ii) the related consolidated statements of income and retained earnings of the Company and its Restricted Subsidiaries for such year and (iii) the consolidated statement of cash flows of the Company and its Restricted Subsidiaries for such year, setting forth in each case in comparative form with respect to such financial statements figures for the prior fiscal year, all in reasonable detail and certified by Arthur Andersen LLP or other independent public accountants selected by the Company and reasonably satisfactory to the Agent, which opinion shall be in a form generally recognized as unqualified and shall state that such financial statements have been prepared in accordance with GAAP and that the audit by such accountants in connection with such financial statements has been made in accordance with GAAP; PROVIDED, HOWEVER, that delivery of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (a);

                  (b) As soon as reasonably possible, and in any event within 60 days after the end of each fiscal quarter in each fiscal year of the Company, (i) the unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such fiscal quarter,
         (ii) the unaudited consolidated statements of income and retained earnings of (A) the Company and its Restricted Subsidiaries, (B) National Enquirer, Inc., (C) Weekly World News, Inc., (D) the weekly magazine known as STAR, (E) SOM Publishing, Inc. (showing separately the financial statements for weekly magazines known as Soap Opera News and Soap Opera Magazine), (F) Country Weekly, Inc. and (G)] each Subsidiary formed pursuant to the provisions of subsection 6.3(d) or
         (e) for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and
         (iii) the consolidated statement of cash flows of the Company and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth, in each case, figures from the Budget for the then current fiscal year and figures (in comparative form) for the corresponding fiscal periods of the prior fiscal year, all in reasonable detail and signed by the Chief Financial Officer of the Company;

                  (c) Together with the financial statements delivered pursuant to subparagraph (a) above, a statement signed by the accountants who have reported on the same to the effect that in connection with their examination of such financial statements they have reviewed the provisions of this Agreement and have no knowledge of any event or condition which constitutes a Default or Event of Default or, if they have such knowledge, specifying the nature and period of existence thereof; PROVIDED, HOWEVER, that in issuing such statement, such independent accountants shall not be required to go beyond normal auditing procedures conducted in connection with their opinion referred to in subparagraph (a) above;

                  (d) Together with the financial statements delivered pursuant to subparagraphs (a) and (b) above, a statement signed by the Chief Financial Officer of the Company to the effect that he has reviewed the terms of this Agreement and has no knowledge of any event or condition which constitutes a Default or Event of Default or, if he has such knowledge, specifying the nature and period of existence thereof and setting forth details showing compliance with the requirements contained in subsections 6.1, 6.3, 6.4, 6.5, 6.6, 6.8, 6.9, 6.13, 6.14 and 6.15 and in Section 7 (including, without limitation, a reconciliation between GAAP utilized in preparing said financial statements and GAAP used (in accordance with the proviso to the definition of the term "GAAP" in subsection 1.1) in calculating such compliance);

                  (e) Promptly upon its becoming available and in any event not later than the commencement of each fiscal year, the Budget for the Company for such fiscal year, setting forth projections of the consolidated balance sheet and consolidated statements of income and cash flows of the Company as at the end of and for each month during such fiscal year, all in reasonable detail, and, promptly upon preparation thereof, any other budgets that the Company may prepare and any revisions of the Budget;

                  (f) Promptly upon their becoming available, copies of any and all periodic or special reports filed by the Company with any Governmental Authority, if such reports indicate any material change in the business, operations, affairs or conditions of the Company or if copies thereof are requested by the Agent or any Bank, and copies of any and all material notices and other material communications from any Governmental Authority which relate to the Company;

                  (g) Promptly upon receipt thereof, copies of all audit reports submitted to the Company by independent public accountants in connection with each interim or special audit of the books of the Company made by such accountants;

                  (h) Forthwith upon a Responsible Officer of the Company obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, and in any event within 4 days of such Responsible Officer's obtaining such knowledge, a certificate signed by such Officer specifying in reasonable detail the nature and period of existence thereof and what action has been taken or is proposed to be taken with respect thereto;

                  (i) Concurrently with the delivery of the financial statements referred to in paragraph (b) of this subsection 5.1, a certificate of an appropriate representative of the Company showing in detail the computations necessary to calculate the Applicable Margin (the "APPLICABLE MARGIN CERTIFICATE") (including, without limitation, a reconciliation between GAAP utilized in preparing said financial statements and GAAP used (in accordance with the proviso to the definition of the term "GAAP" in subsection 1.1) in calculating such Applicable Margin); and

                  (j) Promptly upon receipt thereof, and in any event on or prior to delivery of the financial statements required by subsection 5.1(b) with respect to the fiscal quarter in which the Company makes any loan or advance to, investment in or acquisition of, any Person permitted by the provisions of subsection 6.3(d), (i) an unaudited balance sheet of such Person as at the end of its most recent fiscal quarter, (ii) the unaudited statements of income and retained earnings of such Person for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and (iii) the unaudited statement of cash flows of such Person for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter.

                  The Company will also furnish or cause to be furnished to each Bank such other information regarding the business, affairs and condition of the Company and its Restricted Subsidiaries as such Bank may from time to time reasonably request.

                  5.2 LEGAL EXISTENCE; COMPLIANCE WITH LAWS, ETC. The Company shall, and shall cause each of its Restricted Subsidiaries to: maintain its corporate existence (except as a consequence of mergers permitted by subsection 6.7); maintain all properties which are reasonably necessary for the conduct of its business, including properties now or hereafter owned, in good repair, working order and condition (ordinary wear and tear excepted); take all actions necessary to maintain and keep in full force and effect those rights that the Company determines in good faith are material and that are in the best interests of the Company and its Restricted Subsidiaries to maintain; and, except as otherwise provided herein, comply in all material respects with all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its properties (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to environmental, safety and other similar standards or controls) and the material terms of all material leases, contracts, agreements and licenses; PROVIDED, HOWEVER, that neither the Company nor any Restricted Subsidiary will be required by reason of this subsection to comply therewith at any time while the Company or such Restricted Subsidiary, as the case may be, shall be contesting its obligation to do so in good faith by appropriate proceedings promptly initiated and diligently conducted, and if (a) it shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the Company and its independent public accountants, and (b) such failure to comply shall not be materially adverse to the interests of the Banks. The Company and its Restricted Subsidiaries shall continue to engage primarily in the business in which it is engaged on the Commitment Letter Date.

                  5.3 INSURANCE. The Company shall, and shall cause each of its Restricted Subsidiaries to: (i) maintain or cause to be maintained on all insurable properties now or hereafter owned or leased by it insurance against loss or damage by fire or other casualty to the extent customary with respect to like properties of companies conducting similar businesses and in any event not materially less than the insurance listed on Schedule V, (ii) shall maintain or cause to be maintained public liability and workers' compensation insurance insuring the Company to the extent customary with respect to companies conducting similar businesses, (iii) maintain or cause to be maintained insurance against libel actions in an amount satisfactory to the Agent and the Required Banks and (iv) upon request, furnish to any Bank satisfactory evidence of such insurance. The Company shall cause all such insurance policies (except for workers' compensation insurance policies and any insurance maintained against libel actions and public liability) to (i) name the Agent as an additional insured, (ii) provide, in the case of property and casualty policies, that the Agent shall be named as loss payee or additional insured, as the case may be, and that any loss shall be payable notwithstanding any act of negligence of, or any breach of warranty by, the Company, or by any change in the title, ownership or possession of the insured property, or by the use of the property for purposes more hazardous than is permitted in the policy, (iii) contain a waiver of all rights of set off, counterclaim, deduction or subrogation against the Company and (iv) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the

Agent of written notice thereof. Any payments received by the Agent from any insurer under any property and casualty insurance policy with respect to loss or damage to property owned by the Company or any Restricted Subsidiary shall be held by the Agent and (i) unless an Event of Default shall have occurred and be continuing, shall be paid over to the Company or (ii) if an Event of Default shall have occurred and be continuing, shall be applied as a mandatory prepayment of the Term Loans in accordance with the procedures set forth in subsection 2.10(b) or, if the Term Loans have been paid in full, a reduction of the Revolving Credit Commitment (and to the prepayment of the Revolving Credit Loans to the extent that the then aggregate outstanding principal amount thereof exceeds the Revolving Credit Commitment as so reduced.)

                  5.4 PAYMENT OF TAXES. The Company shall, and shall cause each of its Restricted Subsidiaries to: pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property or assets, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a Lien upon its property; PROVIDED that the Company and its Restricted Subsidiaries will not be required to pay any such tax, assessment, charge, levy or claim (a) if the failure to comply would not have any reasonable likelihood of having a Material Adverse Effect or (b) if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted and if the Company or the relevant Restricted Subsidiary shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed appropriate by the Company and its independent public accountants.

                  5.5 PAYMENTS OF OTHER INDEBTEDNESS, ETC. The Company shall, and shall cause each of its Restricted Subsidiaries to: except as to matters being contested by appropriate proceedings or other appropriate actions in good faith, and subject to the provisions of the Subordinated Debt, pay promptly when due, or in conformance with customary trade terms, all material Indebtedness (other than Indebtedness for Borrowed Money, to the extent that the failure to pay such Indebtedness does not constitute a Default or Event of Default under
Section 7(f)) and all material obligations incident to the conduct of its business.

                  5.6 FURTHER ASSURANCES. The Company shall, and shall cause each of its Restricted Subsidiaries which is a Credit Party to: from time to time hereafter, execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and will take all such actions, as the Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of more fully perfecting or renewing the Agent's rights with respect to the collateral described in any of the Security Documents (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Company or of its Restricted Subsidiaries which may be deemed to be part of such collateral) pursuant hereto or thereto. Upon the exercise by the Agent of any power, right, privilege or remedy pursuant to this Agreement, the Notes or the other Credit Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Company will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Agent may be required to obtain from the Company or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

                  5.7 NOTICES. The Company shall promptly give notice to the Agent and each Bank of:

                  (a) the occurrence of any Default or Event of Default, which notice shall contain the information required by the provisions of subsection 5.1(h);

                  (b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Restricted Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Restricted Subsidiaries and any Governmental Authority if such default, event of default, litigation, investigation or proceeding, as the case may be, has any reasonable likelihood of having a Material Adverse Effect;

                  (c) any litigation or proceeding (i) affecting the Company or any Restricted Subsidiary in which the amount involved is $10,000,000 or more or (ii) in which injunctive or similar relief is sought and with respect to which there exists a reasonable likelihood that such litigation will have a Material Adverse Effect;

                  (d) a material adverse change in the business, operations, property or financial or other condition of the Company and its Restricted Subsidiaries taken as a whole;

                  (e) (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Company or any Commonly Controlled Entity, or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

                  (f) a copy of each notice delivered to it by a holder of Subordinated Debt or the trustee under any of the Senior Subordinated Indebtedness 1992 Indenture or the Senior Subordinated Indebtedness 1994 Indenture or by it to a holder of Subordinated Debt or such trustee in accordance with the Senior Subordinated Indebtedness 1992 Indenture or the Senior Subordinated Indebtedness 1994 Indenture;

                  (g) any offering by BV, Macfadden Publishing, Inc. or Macfadden of any Capital Stock of Media for proceeds in an amount in excess of $5,000,000;

                  (h) investments in and acquisitions of other Persons for an aggregate amount in excess of $10,000,000; and

                  (i) write-offs of aggregate amounts in excess of $10,000,000 appearing as assets on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

Each notice pursuant to this subsection shall be accompanied by a statement of an appropriate representative of the Company setting forth details of the occurrence referred to therein and stating what action the Company or any Commonly Controlled Entity proposes to take with respect thereto.

                  5.8 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. The Company shall, and shall cause its Restricted Subsidiaries to: keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Agent to visit and inspect any of its or its Subsidiaries' books and records at any reasonable time during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with representatives and employees of the Company and its Subsidiaries and with the Company's independent certified public accountants.

                  5.9 ENVIRONMENTAL LAWS. (a) The Company shall, and shall cause its Restricted Subsidiaries to: comply with, and insure compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply in all material respects with and maintain, and insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so would not have any reasonable likelihood of having a Material Adverse Effect; and

                  (b) The Company shall, and shall cause its Restricted Subsidiaries to: conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not have any reasonable likelihood of having a Material Adverse Effect.

                  5.10 INTEREST RATE HEDGE ARRANGEMENTS. The Company shall acquire within 90 days of the Closing Date and thereafter maintain for a period of at least eighteen months following the Closing Date, Interest Rate Hedge Arrangements which, together with fixed rate Indebtedness for Borrowed Money, assure that the net interest cost to the Company on at least 50% of the sum of
(i) the Term Loans, (ii) the Revolving Credit Commitments and (iii) the Subordinated Debt does not exceed a fixed rate per annum of 10.5%.

SECTION 6  NEGATIVE COVENANTS.

                  The Company hereby agrees that it shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, so long as any of the Commitments remains in effect, any Note remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder:

                  6.1 INDEBTEDNESS FOR BORROWED MONEY. Create, incur, assume or become or remain liable in respect of any Indebtedness for Borrowed Money, except:

                  (a) Indebtedness to the Banks hereunder;

                  (b) Subordinated Debt;

                  (c) Indebtedness for Borrowed Money (other than Indebtedness referred to in (a) and (b) of this subsection) incurred to purchase, or to finance the purchase of, fixed assets, PROVIDED that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

                  (d) existing Indebtedness for Borrowed Money, if any, of the Company referred to in Schedule VI, in not more than the respective unpaid principal amounts thereof specified in Schedule VI and any renewal or extension thereof in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal or extension; and

                  (e) other Indebtedness for Borrowed Money not in excess of $100,000,000 in the aggregate outstanding at any time so long as the Net Cash Proceeds thereof are, to the extent required by subsection 2.10(a), applied as a mandatory prepayment of the Term Loans and/or reduction of the Revolving Credit Commitments.

                  6.2 MORTGAGES, LIENS, ETC. Create, incur, assume or permit to continue in existence, any Lien with respect to any property or asset now owned or leased or hereafter acquired or leased, except:

                  (a)  Liens created pursuant to the Security Documents;

                  (b) the existing Liens referred to in Schedule VI attached hereto, or any renewal, extension or refunding of any such Lien in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding;

                  (c) Liens for taxes, assessments or other governmental charges not yet delinquent or being contested in good faith as provided in subsection 5.4; Liens in connection with workers' compensation, unemployment insurance or other social security obligations; Liens securing the performance of bids, tenders, contracts, surety and appeal bonds; Liens to secure progress or partial payments and other Liens of like nature arising in the ordinary course of business; mechanics', workmen's, materialmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith; and other Liens arising in the ordinary course of business and incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its or their properties or assets, which were not incurred in connection with the borrowing of money or the obtaining of credit and which do not materially detract from the value of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole or materially affect the use thereof in the operation of its or their business;

                  (d) Liens securing Indebtedness for Borrowed Money permitted by subsection 6.1(c) incurred to purchase or to finance the purchase of fixed assets, PROVIDED that (i) such Liens shall be created substantially simultaneously with the purchase of such fixed assets and
         (ii) such Liens do not at any time encumber any property other than the fixed assets financed by such Indebtedness; and

                  (e) Liens in respect of judgments and awards to the extent that such judgments or awards are being contested in good faith and appropriate reserves are maintained with respect thereto on the books of the Company and its Restricted Subsidiaries to the extent required by GAAP and so long as execution is not levied thereunder.

                  6.3 LOANS, GUARANTEES AND INVESTMENTS. Make or permit to remain outstanding any loan or advance to, or provide any Guarantee in favor of, or make or own any investment in, or acquire any of the properties or assets constituting a business unit of, or stock or other evidences of beneficial ownership of, any other Person, or form any new Subsidiary, except:

                  (a) extensions of trade credit by the Company and its Restricted Subsidiaries in the ordinary course of business in accordance with customary trade practices;

                  (b) the presently outstanding investments, loans and advances, if any, and the presently existing Guarantees, if any, referred to in
         Schedule VI;

                  (c) investments in the aggregate for the Company and its Subsidiaries at any time not to exceed $30,000,000 in (i) marketable direct obligations of the United States of America maturing not more than 180 days from the date of issuance thereof, (ii) certificates of deposit, repurchase agreements or other similar types of investments maturing not more than 180 days from the date of issuance thereof and evidencing direct obligations of any bank within the United States of America having capital surplus and undivided profits in excess of $500,000,000; and (iii) commercial paper issued by the holding company of any of the Banks or by an issuer rated at least A-2 by Standard & Poor's Corporation or P-2 by Moody's Commercial Paper Division or other nationally recognized similar service maturing not more than 180 days from the date of issuance thereof;

                  (d) loans and advances to, investments in and acquisitions of other Persons made by the Company in addition to those permitted by the other provisions of this subsection, PROVIDED, HOWEVER, that:

                                    (i) the principal business of any such
                  Person so acquired or in which an investment shall be so made shall be a business in which Media and its subsidiaries are engaged on the Commitment Letter Date;

                                    (ii) if such investment or acquisition would
                  result in the formation of a new Subsidiary, such new Subsidiary shall be a Restricted Subsidiary and such investment or acquisition may only be made if, immediately after the completion thereof, the Company shall (w) cause all the shares of such Subsidiary that are owned by the Company to be pledged to the Agent, for the ratable benefit of the Banks, pursuant to a supplement to the Company Pledge Agreement executed and delivered by the Company in accordance with the terms thereof, (x) cause such Subsidiary to become a party to the Subsidiary Guarantee by executing a supplement thereto in accordance with the terms thereof, (y) cause such Subsidiary to become a party to the Security Agreement by executing a supplement thereto in accordance with the terms thereof and
                  (z) deliver or cause to be delivered, to the Agent and the Banks such opinions of counsel with respect to, and copies of Boards of Directors resolutions authorizing, the execution, delivery and performance of the agreements described in clauses (w), (x) and (y) immediately preceding as the Agent may reasonably request;

                                    (iii) the Company shall have provided to
                  each Bank the financial statements required pursuant to the provisions of subsection 5.1(j);

                                    (iv) if at the time of the making of any
                  such loan, advance, investment or acquisition the Leverage Test exceeds 3.5 to 1.0, (A) such loan, advance, investment or acquisition, when added to the aggregate amount thereof made pursuant to this subsection 6.3(d) subsequent to the Closing Date, shall not exceed $50,000,000 and (B) when added to (x) the aggregate amount paid subsequent to the Closing Date to redeem or purchase Subordinated Debt pursuant to subsection 6.5(b) and (y) the aggregate amount of dividends paid subsequent to the Closing Date pursuant to subsection 6.5(c), shall not exceed $100,000,000; and

                                    (v) no Default or Event of Default shall
                  have occurred or be continuing or would result therefrom;

                  (e) the acquisition by the Company of the assets of any of its wholly-owned Restricted Subsidiaries; and

                  (f) Investments in, and loans and advances to, Unrestricted Subsidiaries and acquisitions of Persons, that, at the time of the acquisition thereof, shall be designated by the Company as Unrestricted Subsidiaries, PROVIDED that, after giving effect thereto, the sum of (i) the aggregate amount expended in connection with all such investments and acquisitions and (ii) the aggregate then outstanding principal amount of all such loans and advances shall not exceed $50,000,000.

                  6.4 LEASES. Permit the aggregate amount of lease expense (determined in accordance with GAAP) for any fiscal year of the Company to exceed $6,000,000.

                  6.5 RESTRICTED PAYMENTS. Declare, order, pay or make any Restricted Payment or set aside any sum or property therefor, except:

                  (a) the Company may (i) make regularly scheduled required payments of principal of and interest on Subordinated Debt to the extent permitted by the subordination provisions thereof and (ii) purchase or redeem any portion of the Subordinated Debt prior to the final maturity date thereof, PROVIDED that the purchase or redemption price is paid out of the proceeds of other Subordinated Debt or equity contributions received by the Borrower;

                  (b) the Company may purchase or redeem any portion of the Subordinated Debt prior to the final maturity date thereof, PROVIDED that (i) no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) if at the time of such purchase or redemption the Leverage Test exceeds 3.50 to 1.0, the purchase price or redemption price of such Subordinated Debt, including any consent fee and other amounts, if any, payable in connection therewith, when added to (A) the aggregate purchase price or redemption price of Subordinated Debt (including any consent fee and other amounts, if any, payable in connection therewith) paid subsequent to the Closing Date in accordance with this subsection 6.5(b), shall not exceed $50,000,000 and (B) the sum of (x) the amount determined in accordance with the foregoing subclause (A) of this clause (b), (y) the aggregate amount expended in connection with all loans, advances, investments and acquisitions made subsequent to the Closing Date pursuant to subsection 6.3(d) and (z) the aggregate amount of dividends paid subsequent to the Closing Date pursuant to subsection 6.5(c), shall not exceed $100,000,000;

                  (c) so long as no Default or Event of Default shall have occurred and be continuing, or would result therefrom, the Company may make payments of cash dividends to Media to enable Media to pay dividends on or to purchase shares of its Capital Stock, PROVIDED that, if at the time of such payment of dividends the Leverage Test exceeds
         3.5 to 1.0, (A) the amount of such payment, when added to the aggregate amount of cash dividends paid subsequent to the Closing Date, shall not exceed $50,000,000 and (B) the sum of (x) the amount determined in accordance with the foregoing clause (A) of this clause (c), (y) the aggregate amount expended in connection with all the loans, advances, investments and acquisitions made subsequent to the Closing Date pursuant to subsection 6.3(d) and (z) the aggregate amount paid to redeem or purchase Subordinated Debt subsequent to the Closing Date pursuant to subsection 6.5(b), shall not exceed $100,000,000;

                  (d) the Company may make payments pursuant to the Tax Allocation Agreement, dated as of September 1, 1994, between the Company and Media, as such Agreement is in effect on the date hereof without giving effect to any amendments, or other modifications thereto; and

                  (e) the Company may make payments to Media to the extent necessary to pay Media's reasonable expenses in the ordinary course of business in connection with preparing and distributing financial reports required by law, state corporate franchise taxes, directors' fees and meeting expenses, directors' and officers' insurance premiums, transfer agent fees and expenses and stock exchange listing fees, and the Company may make to Media payments of up to $500,000 annually to pay other reasonable administrative expenses in the ordinary course of business.

                  6.6 CAPITAL EXPENDITURES. Make any Capital Expenditures except
(a) Capital Expenditures made with Indebtedness for Borrowed Money permitted by the provisions of subsection 6.1(c) and (b) additional Capital Expenditures in an amount not to exceed, during any period set forth below, the amount set forth opposite such period below:

                           Period                                Amount
                           ------                                ------

         Closing Date            -   March 31, 1999           $16,000,000
         April 1, 1999           -   March 31, 2000           $16,000,000
         April 1, 2000           -   March 31, 2001           $17,000,000
         April 1, 2001           -   March 31, 2002           $17,000,000
         April 1, 2002           -   March 31, 2003           $18,000,000
         April 1, 2003           -   March 31, 2004           $18,000,000

                  6.7 LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, change its form of organization or its business, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, except that:

                  (a) any Restricted Subsidiary of the Company may be merged or consolidated with or into the Company (PROVIDED that the Company shall be the continuing or surviving corporation) or with any one or more wholly owned Restricted Subsidiaries of the Company (PROVIDED that such wholly owned Restricted Subsidiary shall be the continuing or surviving corporation); and

                  (b) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its business or assets in one transaction or a series of transactions (upon voluntary liquidation or otherwise) to the Company or another Restricted Subsidiary of the Company that is wholly owned by the Company.

                  6.8 SALE OF ASSETS. Sell, lease or otherwise dispose of any of its properties or assets except for: (a) sales of inventory in the ordinary course of business;

                  (b) sales or other dispositions of obsolete or worn-out equipment or equipment which is no longer useful or necessary in the conduct of its business;

                  (c) sales permitted pursuant to subsection 6.7; and

                  (d) sales or other dispositions of properties or assets the aggregate Net Cash Proceeds of which do not exceed $25,000,000.

                  6.9 TRANSACTIONS WITH AFFILIATES. (a) Enter into any lease, conduct any business or enter into any other transaction or series of transactions with any Affiliate, unless the Board of Directors of the Company or such Restricted Subsidiary shall have determined that the terms of such lease, business, transaction or series of transactions are as favorable to the Company or such Restricted Subsidiary as those which might be obtained at the time from third Persons in an arm's-length transaction or (b) pay any fees or expenses to, or reimburse or assume any obligation for the reimbursement of any expenses incurred by, any Affiliate, PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries may, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) pay management fees to its Affiliates in an aggregate amount during any period of 12 consecutive months (the "FEE PERIOD") not to exceed the sum of (A) $1,200,000 and (B) 4% of the amount by which (x) Operating Cash Flow for the period of 12 consecutive months immediately preceding the Fee Period, as adjusted by subtracting (1) any expenses incurred pursuant to the Company's profit sharing plan during such period and (2) an amount equal to that portion of Operating Cash Flow resulting directly from any acquisitions permitted pursuant to subsection 6.3(d) and by adding the net operating losses resulting from an investment made subsequent to the Closing Date in a Person permitted by subsection 6.3(d) for the period of 12 consecutive months immediately following such initial investment (or, if shorter than 12 months, the period from the date of such investment to the date of computation), such amount to be determined by a certificate setting forth in detail the calculations used in determining such amount, to be delivered to the Agent and subject to its reasonable approval, exceeds (y) $100,000,000, and (ii) make Restricted Payments permitted by subsection 6.5.

                  6.10 CERTAIN TRANSACTIONS AND AGREEMENTS; LIMITATION ON AMENDMENTS. Amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of the Senior Subordinated Indebtedness 1992 Indenture, the Subordinated Indebtedness 1994 Indenture or the Subordinated Debt including, without limitation, the subordination provisions thereof, except pursuant to any such amendment, modification or change that would extend the date or reduce the amount of any amount payable thereunder or relax any covenant, agreement or other obligation of the Company thereunder.

                  6.11 LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to, the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or
(c) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reasons of (i) applicable law or (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any of its Restricted Subsidiaries.

                  6.12 FISCAL YEAR OF THE COMPANY. Fail to maintain at all times a fiscal year ending on the last Monday in March of each year; PROVIDED, HOWEVER, that if the Company gives the Agent and the Banks notice that it desires to change the fiscal year of the Company and its Subsidiaries, the parties shall negotiate in good faith to amend the Loan Documents to accommodate such request but such change shall not become effective until the Loan Documents have been so amended.

                  6.13 TOTAL DEBT TO OPERATING CASH FLOW. Permit the ratio of
(a) Total Debt as at the end of any fiscal quarter described below to (b) Operating Cash Flow for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter to exceed the ratio set forth opposite such fiscal quarter below:

        Fiscal Quarter Ending In               Ratio
        ------------------------               -----

         Closing Date through
           December 31, 1998                5.50 to 1.00

         January 1, 1999 through
           June, 30, 1999                   5.35 to 1.00

         July 1, 1999 through
           March 31, 2000                   5.00 to 1.00

         April 1, 2000 through
           March 31, 2001                   4.50 to 1.00

         April 1, 2001 through
           March 31, 2002                   4.00 to 1.00

         April 1, 2002 through
           March 31, 2003                   3.50 to 1.00

         April 1, 2003 and
           thereafter                       3.00 to 1.00;

PROVIDED that for any period of four consecutive fiscal quarters ending on or before March 31, 1999 start up losses related to Soap Opera News of up to $10,000,000 shall be excluded in computing Operating Cash Flow for such period.

                  6.14 OPERATING CASH FLOW TO INTEREST EXPENSE RATIO. Permit the ratio of (a) Operating Cash Flow for any period of four consecutive fiscal quarters ending during any period set forth below (a "TEST Period") to (b) Interest Expense for such four fiscal quarter period to be less than the ratio set forth opposite such Test Period below:

                  Test Period                  Ratio
                  -----------                  -----

         Closing Date through
           December 31, 1998                1.85 to 1.00

         January 1, 1999 through
           March 31, 2000                   2.00 to 1.00

         April 1, 2000 through
           March 31, 2001                   2.25 to 1.00

         April 1, 2001 through
           March 31, 2002                   2.50 to 1.00

         April 1, 2002 through
           March 31, 2003                   2.75 to 1.00

         April 1, 2003 and
           thereafter                       3.00 to 1.00;

PROVIDED that for any period of four consecutive fiscal quarters ending on or before March 31, 1999 start up losses related to Soap Opera News of up to $10,000,000 shall be excluded in computing Operating Cash Flow for such period.

                  6.15 TOTAL DEBT SERVICE COVERAGE RATIO. Permit the ratio of
(a) After Tax Operating Cash Flow for any period of four consecutive fiscal quarters to (b) Total Debt Service for such period to be less than 1.10 to 1.00; PROVIDED that for any period of four consecutive fiscal quarters ending on or before March 31, 1999 start up losses related to Soap Opera News of up to $10,000,000 shall be excluded in computing After Tax Operating Cash Flow for such period.

SECTION 7  EVENTS OF DEFAULT.

                  Upon the occurrence and during the continuance of any of the following events:

                  (a) The Company shall fail to pay any principal of its Notes when due or to make any mandatory prepayment of its Notes when due in accordance with the provisions of subsection 2.3, 2.9(b) or 2.10; or the Company shall fail to pay any interest, commitment or other fee or any other amount payable hereunder within five days after the date when due in accordance with the terms hereof; or

                  (b) Any representation or warranty made by the Company herein or by the Company or any other Credit Party in any other Credit Document, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, shall prove to have been incorrect in any material respect on or as of the date made; or

                  (c) The Company or any other Credit Party which is a party thereto shall default in the observance or performance of any agreement contained in subsection 5.7(a) or Section 6 of this Agreement or in clause (g) of paragraph 5 of the Security Agreement or clause (b) of paragraph 5 of the Company Pledge Agreement; or

                  (d) The Company or any other Credit Party which is a party thereto shall default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document, and such default shall continue unremedied for a period of 30 days following notice given by any Bank; or

                  (e) Any Credit Document shall cease, for any reason, to be in full force and effect or the Company or any Credit Party which is a party thereto shall so assert in writing; or

                  (f) The Company or any of its Restricted Subsidiaries or Media shall (I) default in any payment of principal of or interest on any Indebtedness for Borrowed Money (other than Indebtedness hereunder and Indebtedness for Borrowed Money less than $5,000,000 in aggregate principal amount) or in the payment under any Guarantee (other than a Guarantee of less than $5,000,000), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money or Guarantee was created; or (II) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness for Borrowed Money or Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its stated maturity or the Indebtedness covered by such to become payable; or

                  (g) (I) The Company or any of its Restricted Subsidiaries or Media at any time shall commence any case, proceeding or other action
         (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or as insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Restricted Subsidiaries or Media shall make a general assignment for the benefit of its creditors; or
         (II) there shall be commenced against the Company or any of its Restricted Subsidiaries or Media at any time, any case, proceeding or other action of a nature referred to in clause (I) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (III) there shall be commenced against the Company or any of its Restricted Subsidiaries or Media at any time, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (IV) the Company or any of its Restricted Subsidiaries or Media at any time, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (I), (II) or (III) above; or (V) the Company or Media at any time, shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (h) A final judgment which, together with other outstanding final judgments against the Company and its Restricted Subsidiaries, to the extent not fully covered by valid, collectible insurance provided by solvent, unaffiliated insurers, exceeds an aggregate of $5,000,000 shall be rendered against the Company or any of its Restricted Subsidiaries and if, within 60 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within 60 days after the expiration of any such stay, such judgment shall not have been discharged; or

                  (i) The security interests created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

                  (j) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or is, in the reasonable opinion of the Required Banks, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of its Restricted Subsidiaries to any tax, penalty or other liabilities which in the aggregate are material in relation to the business, operations, property or financial or other condition of the Company and its Restricted Subsidiaries taken as a whole; or

                  (k)  There shall occur a Change of Control;

then, and in any such event, (a) if such event is an Event of Default specified in clause (I) or (II) of paragraph (g) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the Security Documents (including, without limitation, all Loans and all accrued interest thereon) shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice to the Company, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the Security Documents, to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived to the extent permitted by applicable law.

SECTION 8    THE AGENT.

                  8.1 APPOINTMENT. Each Bank hereby irrevocably designates and appoints The Chase Manhattan Bank as the Agent of such Bank under this Agreement, the Notes and the other Credit Documents, and each such Bank irrevocably authorizes The Chase Manhattan Bank, as the Agent for such Bank, to take such action on its behalf under the provisions of this Agreement, the Notes and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, the Notes and other Credit Documents, including the right to protect, conserve or otherwise to manage and dispose of the rights of the Banks with respect to the Security Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Notes or any of the other Credit Documents the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Notes or any of the other Credit Documents or otherwise exist against the Agent.

                  8.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement, the Notes and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                  8.3 EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement, the Notes or the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any representative thereof contained in this Agreement, the Notes or the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement, the Notes or the other Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or the other Credit Documents or for any failure of the Company to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

                  8.4 RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Notes and the Security Documents unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

                  8.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; PROVIDED that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

                  8.6 NON-RELIANCE ON AGENT AND OTHER BANKS. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys- in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and credit worthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the Notes and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and credit worthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder or by the Notes or the other Credit Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or credit worthiness of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                  8.7 INDEMNIFICATION. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective amounts specified in clauses (a) through (c) of the definition of Required Banks, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Notes, the other Credit Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; PROVIDED that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting primarily from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

                  8.8 AGENT IN ITS INDIVIDUAL CAPACITY. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement, the Notes and the Security Documents as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

                  8.9 SUCCESSOR AGENT. The Agent may resign as Agent upon 10 days' notice to the Banks. If the Agent shall resign as Agent under this Agreement, then the Required Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent, unless a Default or Event of Default has occurred and is continuing, shall be subject to approval by the Company, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Resignation shall not become effective until appointment of a successor.

SECTION 9    MISCELLANEOUS.

                  9.1 AMENDMENTS AND WAIVERS. Neither this Agreement, any Note or the other Credit Documents, nor any terms hereof or thereof may be amended, waived, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Required Banks and the Company, the Agent (on behalf of the Banks) and the Company shall, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement, the Notes, or the other Credit Documents or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement, the Notes or the other Credit Documents or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the final maturity of any Note, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to any Bank hereunder or extend the time of payment thereof, or change the amount of any Bank's Commitment, in each case without the consent of the Bank affected thereby, (b) reduce the amount or extend the scheduled payment date of any installment of principal of any Note without the consent of the Banks affected thereby, (c) amend, modify or waive any provision of this subsection or Section 7(f), 7(g), 7(i) or subsection 9.6(a) or reduce the percentage specified in the definition of Required Banks or Super-majority Banks or amend, modify or waive the definition of Required Banks or Super-majority Banks or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, or expressly release the stock pledged pursuant to the Media Pledge Agreement or all or substantially all of the other Collateral on which a Lien is purported to be created pursuant to any of the Security Documents, in each case without the written consent of all the Banks, (d) amend, modify or waive any provision of
Section 8 or reduce any fee payable to the Agent hereunder without the written consent of the then Agent, (e) amend, modify or waive any provision of subsection 2.4, 2.5, 2.6, 2.7(b) and (c), 2.8(a), 2.9, 2.10 or 4.2 without the written consent of the Revolving Credit Required Banks, (f) amend or modify the definition of Revolving Credit Required Banks without the written consent of the Revolving Credit Required Banks, (g) amend or modify the definition of Term Loan Required Banks without the written consent of the Term Loan Required Banks, (h) amend, modify or waive any provision of subsection 2.1, 2.2, 2.3, 2.7(a), 2.8(d) or 2.10 without the written consent of the Term Loan Required Banks, (i) expressly release the stock (at any time prior to the transfer of all of its assets to the Company) or assets of National Enquirer or the assets primarily used in connection with the publication of the weekly magazine known as STAR pledged pursuant to the Company Pledge Agreement or the Security Agreement, as the case may be, or release National Enquirer from its obligations pursuant to the Subsidiary Guarantee (at any time prior to the transfer of all of its assets to the Company), in any case described in this clause (i) without the written consent of the Super-majority Banks. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Agent and all future holders of the Notes. In the case of any waiver, the Company, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                  9.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or sent by telecopy and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or five days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, addressed as follows in the case of the Company and the Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such address or other addresses as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

           The Company:      American Media Operations, Inc.
                             600 East Coast Avenue
                             Lantana, Florida 33462
                             Attention:  Richard W. Pickert and Peter A. Nelson
                             Telecopy:   (561) 540-1018
                             Telephone:  (561) 540-1000

           with a copy to:   Boston Ventures Management, Inc.
                             One Federal Street, 23rd Floor
                             Boston, Massachusetts 02110
                             Attention:  Roy F. Coppedge, III
                                         Anthony J. Bolland
                             Telecopy: (617) 350-1509
                             Telephone: (617) 350-1500

           The Agent:        The Chase Manhattan Bank
                             One Chase Plaza, 8th Floor
                             New York, New York 10081
                             Attention:  Rana Kahn
                             Telecopy:  (212) 552-5700
                             Telephone: (212) 552-7463

PROVIDED that any notice, request or demand to or upon the Agent or the Banks pursuant to subsections 2.3, 2.6, 2.7, 2.9 and 2.14 shall not be effective until received by the Agent.

                  9.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder or under any other Credit Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  9.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and under the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Notes and the other Credit Documents.

                  9.5 PAYMENT OF EXPENSES AND TAXES. The Company agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and the preparation and execution of any amendment, supplement or modification to, this Agreement, the Notes, each other Credit Document and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable disbursements and fees of counsel to the Agent, (b) to pay or reimburse the Agent for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, each Credit Document and any other documents prepared in connection herewith or therewith, including, without limitation, the disbursements and fees of counsel to the Agent, (c) to pay, indemnify, and to hold each Bank and the Agent harmless from and against, any and all recording and filing fees and any and all other liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the Credit Documents and any such other documents, and (d) to pay, indemnify, and to hold the Agent and each Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated costs of in-house counsel relating to this clause (d)), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement and performance of this Agreement, the Notes and any of the Credit Documents (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED, that the Company shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Agent or such Bank, (ii) legal proceedings commenced against the Agent or such Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) legal proceedings commenced against the Agent or such Bank by any other Bank or by any Transferee (as defined in subsection 9.6). The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

                  9.6 SUCCESSORS AND ASSIGNS. (a) This Agreement, the Notes and the other Credit Documents shall be binding upon and inure to the benefit of the Company, the Banks, the Agent and all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights under this Agreement, the Notes and the other Credit Documents to which it is a party without the prior written consent of each Bank.

                  (b) Any Bank may, in the ordinary course of its banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank hereunder and under the other Credit Documents. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement and the other Credit Documents, and the Company and the Agent shall continue to deal solely with and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Credit Documents. Any participation agreement entered into between a Bank and a Participant shall provide that such Bank shall retain the exclusive right to vote on proposed amendments, supplements, modifications, changes and waivers pursuant to subsection 9.1 except for any of the foregoing with respect to (i) the extension of any date (as specified herein or in any Note) of any payment of principal or interest in respect of any Loan,
(ii) the reduction of the amount of any such payment of principal, (iii) the reduction of the rate of interest on any Loan (as specified herein or in any Note) or (iv) the release of all or substantially all of the Collateral provided for in any of the Security Documents. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note; PROVIDED, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Banks the proceeds thereof as provided in subsection 9.7. The Company also agrees that each Participant shall be entitled to the benefits of subsections 2.16, 2.17 and 2.20 and 9.5(c) and (d) with respect to its participation in the Commitments and the Loans outstanding from time to time; PROVIDED, that no participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

                  (c) Any Bank may, in the ordinary course of its banking business and in accordance with applicable law, at any time assign to:

         (i) any Bank or any affiliate thereof all or any part of its rights and obligations under this Agreement and the Notes,

         (ii) with the consent of the Company and the Agent (which consent of the Agent shall not be unreasonably withheld), one or more additional banks or other financial institutions (together with the Banks and affiliates thereof described in clause (i) of this paragraph (c), the "ASSIGNEES"), any part of its rights and obligations under this Agreement and the Notes, PROVIDED that the consent of the Company may not be unreasonably withheld in connection with any such sale if, after giving effect to such sale, (x) the aggregate of the Term Loans and Revolving Credit Commitments so sold shall not exceed $10,000,000 or
         (y) such transferor Bank shall have aggregate Term Loans and Revolving Credit Commitments of not less than $5,000,000 of the aggregate Term Loans and Revolving Credit Commitments, and

         (iii) with the consent of the Company (other than in connection with a transfer required by the Company to be made pursuant to subsection 2.16(b)) and the Agent (which consent of the Agent shall not be unreasonably withheld), one or more Assignees all of its rights and obligations under this Agreement and the Notes, in each case pursuant to an Assignment and Acceptance, executed by such Assignee, such transferor Bank and, in the case of an Assignee that is not then a Bank or an affiliate thereof, by the Company and the Agent and delivered to the Agent for its acceptance and recording in the Register, PROVIDED that, with respect to clauses (ii) and (iii) of this Section 9.6(c), (i) after giving effect to any such sale of part of any Bank's rights and obligations under this Agreement and the Notes, such Assignees shall have Term Loans and a Revolving Credit Commitment aggregating not less than $5,000,000 and (ii) any consent of the Company otherwise required shall not be required if an Event of Default under clause (g) of Section 7 has occurred and is continuing. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent set forth in the Assignment and Acceptance, have the rights and obligations of a Bank hereunder with Term Loans and a Revolving Credit Commitment as set forth therein, and (y) the transferor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all of the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Term Loan Percentages and/or Revolving Credit Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes. On or prior to the Transfer Effective Date determined pursuant to such Assignment and Acceptance, the Company at the expense of the transferor Bank shall execute and deliver to the Agent in exchange for the surrendered Notes, new Notes to the order of such Assignee in an aggregate amount equal to the Term Loans and Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the transferor Bank has retained a portion of its Term Loans and Revolving Credit Commitment hereunder, new Notes to the order of the transferor Bank in an amount equal to the Term Loans and Revolving Credit Commitment retained by it hereunder. Such new Notes shall be dated the date of the initial Term Loans evidenced thereby and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Bank shall be returned by the Agent to the Company marked "cancelled."

                  (d) The Agent shall maintain at its address referred to in subsection 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Banks and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks shall treat each Person whose name is recorded therein as the owner of the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Acceptance executed by a transferor Bank and an Assignee (and, in the case of an Assignee that is not then a Bank or an affiliate thereof, by the Company and the Agent) together with payment to the Agent of a registration and processing fee of $1,000, in the case of an Assignee that is then a Bank, or $4,000, in the case of a an Assignee that is not then a Bank, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company.

                  (f) The Company authorizes each Bank to disclose to any Assignee or Participant (each, a "TRANSFEREE") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company and its affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank's credit evaluation of the Company and its affiliates prior to becoming a party to this Agreement. All non-public information provided to any Transferee or prospective Transferee pursuant to this paragraph (f) shall be delivered to such Person subject to the requirement that such Person maintain the confidentiality of such information.

                  (g) If, pursuant to this subsection, any interest in this Agreement or any Note is transferred to any Transferee which is not incorporated or organized under the laws of the United States or a state thereof, the transferor Bank shall cause such Transferee (1) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of its participation in the Loans and (2) to agree (for the benefit of the transferor Bank, the Agent and the Company) that it will deliver the tax forms and other documents required to be delivered pursuant to paragraph 2.20(b) and comply with all applicable U.S. laws and regulations with respect to withholding tax exemptions.

                  (h) Nothing herein shall prohibit any Bank from pledging any
Note in accordance with applicable law.

                  9.7 ADJUSTMENTS; SET-OFF. (a) If any Bank (a "benefitted Bank") shall at any time prior to the date upon which all the Loans shall become due and payable (whether at the stated maturity, by acceleration or otherwise) receive any payment of all or part of its Term Loans or Revolving Credit Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank's Term Loans or Revolving Credit Loans, as the case may be, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Term Loans or Revolving Credit Loan, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks having Term Loans or Revolving Credit Loans, as the case may be. If any benefitted Bank shall at any time on or after the date upon which all the Loans shall become due and payable (whether at the stated maturity, by acceleration or otherwise) receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank's Loans, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Loans, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks. If all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's Term Loan or Revolving Credit Loan may exercise all rights of payment (including, without limitation, right of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

                  (b) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon all the Obligations payable to such Bank becoming due and payable (whether at the stated maturity thereof, by acceleration or otherwise), to set-off and apply against the Obligations of the Company to such Bank, any amount owing from such Bank to the Company. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application.

                  9.8 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  9.9 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  9.10 INTEGRATION; GOVERNING LAW. This Agreement represents the agreement of each of the parties hereto with respect to the subject matter hereof and there are no promises or representations by the Agent or any Bank relative to the subject matter hereof not stated or referred to herein. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED IN THE STATE OF NEW YORK.

                  9.11 SUBMISSION TO JURISDICTION. The Company hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, the Notes and any other Credit Document to which it is a party, or for recognition and enforcement of any judgement in respect of any thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form and mail), postage prepaid, to the Company at its address set forth in subsection 9.2 or at such other address of which the Agent shall have been notified pursuant thereto; and

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                  9.12 AMENDMENTS TO SECURITY DOCUMENTS. Each of the parties hereto and, by their signatures hereto, each of the Credit Parties (other than the Company) hereby agrees that (a) each of the Security Documents shall be deemed amended to change each reference to a Section or subsection of the Existing Credit Agreement that is contained therein to a reference to the corresponding Section or subsection, as the case may be, of this Agreement and (b) the Subsidiary Guaranty and the Security Agreement are each hereby amended by changing the term "Obligations" contained therein to read as set forth in the definition of "Obligations" contained in subsection 1.1.

                  9.13 WAIVER OF JURY TRIAL. THE COMPANY AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  9.14 RESTATEMENT. By their execution hereof, each of the parties hereto agrees that all indebtedness of the Company under the Existing Credit Agreement shall be continued hereunder, that the Existing Credit Agreement shall be amended and restated to reflect such continuation and to preserve the perfection and priority of all security interests securing such indebtedness under the Existing Credit Agreement and that all indebtedness and obligations of the Company hereunder shall be secured by the Security Documents.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York, as of the date first above written.



AMERICAN MEDIA OPERATIONS, INC.



By:      Richard W. Pickert
         ------------------
         Title:   Senior Vice President - Chief
                  Financial Officer


NATIONAL ENQUIRER, INC.
WEEKLY WORLD NEWS, INC.
DISTRIBUTION SERVICES, INC.
NDSI, INC.
FAIRVIEW PRINTING, INC.
STAR EDITORIAL, INC.
SOM PUBLISHING, INC.
COUNTRY WEEKLY, INC.
FRONTLINE MARKETING, INC.
RETAIL MARKETING NETWORK, INC.


By:      Harvey Blicksilver
         ------------------
         Title:   Assistant Secretary

AMERICAN MEDIA MARKETING, INC.


By:      Harvey Blicksilver
         ------------------
         Title:   Assistant Secretary


THE CHASE MANHATTAN BANK, as
 Administrative Agent and as a Bank

By:      Mitch Gervis
         ------------
         Title:   Vice President

THE BANK OF NEW YORK, as Documentation
 Agent and as a Bank

By:      Cynthia L. Rogers
         -----------------
         Title:   Assistant Vice President


BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION


By:      Carl F. Salas
         -------------
         Title:   Vice President


BANKBOSTON, N.A.


By:      Jennifer R. Buras
         -----------------
         Title:   Director


CANADIAN IMPERIAL BANK OF COMMERCE


By:      Cynthia McCahill
         ----------------
         Title:   Executive Director


CREDIT LYONNAIS ATLANTA AGENCY


By:      David M. Cawrse
         ---------------
         Title:   First Vice President and Manager


FLEET NATIONAL BANK


By:      Eric S. Meyer
         -------------
         Title:   Vice President


DRESDNER BANK A.G., NEW YORK AND GRAND CAYMAN BRANCHES


By:      Jane A. Majeski
         ---------------
         Title:   First Vice President


By:      William E. Lambert
         ------------------
         Title:   Assistant Vice President

PNC BANK, NATIONAL ASSOCIATION


By:      John T. Wilden
         --------------
         Title:   Vice President


BANK OF NOVA SCOTIA

By:      Terry Pitcher
         -------------
         Title:   Vice President


FIRST HAWAIIAN BANK

By:      Donald C. Young
         ---------------
         Title:   Vice President


THE SUMITOMO TRUST & BANKING CO., LTD., NEW YORK BRANCH


By:      Suraj P. Bhatia
         ---------------
         Title:   Senior VP & Department Manager


VAN KAMPEN AMERICAN CAPITAL PRIME RATE INCOME TRUST


By:      Jeffrey W. Maillet
         ------------------
         Title:   Senior Vice President and Director

                                              KZH HOLDING CORPORATION III


                                              By:      Virginia Conway
                                                       ---------------
                                                       Title:   Authorized Agent